UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NEURALBASE AI LTD.
(Exact name of registrant as specified in its charter)

Nevada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Calle 98 No.19 A - 79

AP 410 Localidad De Chapinero

Bogota CU 00000, Colombia

(Address of principal executive offices)

+1 727 314 3717

Registrant’s telephone number

Neuralbase AI Ltd.

429 W. Plumb Lane, Reno, NV 89509

(Former Name & Address)

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered
Common Stock, $0.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Mr. Frank Gomez, the CEO and Director of Neuralbase AI Ltd. (the “Company” or “Registrant”), controls the majority of the total voting power of the Company, therefore he will be able to significantly influence all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combination transactions.

EXPLANATORY NOTE

This registration statement on Form 10 (the “Registration Statement”) is being filed Neuralbase AI Ltd. (f/k/a Viratech Corp .) in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act.”) The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act.”).

On August 5, 2024, our Board of Directors approved changing our corporate name from Viratech Corp. to Neuralbase AI Ltd. Thereafter, on August 12, 2024, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State to affect the aforementioned name change of the Company (“Name Change”). A copy of the Certificate of Amendment is as Exhibit 3.01 to the Company’s Current Report on From 8-K as filed with the SEC on August 16, 2024, and is incorporated herein by reference.

The Registration Statement will become effective automatically by lapse of time 60 days from the date of the filing pursuant to Section 12(g)(1) of the Exchange Act, or earlier if accelerated at the request of the Company. Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Registration Statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees, if any. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://sec.gov.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data, and other information, and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF BUSINESS

THE PLATFORM - MULTIDOC.AI

What is MultiDoc.ai

Multidoc.ai (“Mulidoc”) is an artificial intelligence platform that allows businesses and organizations to create their own Artificial Intelligence (“AI”) assistants capable of resolving most queries by extracting information needed from thousands of documents within the client company’s archives and repositories. Multidoc.ai as a company, specializes in intelligent document processing (IDP) solutions, our core business revolves around automating the extraction, classification, and organization of data from a variety of document types using advanced machine learning and AI technologies. This enables businesses to streamline workflows, reduce manual data entry, and enhance accuracy in data processing. Multidoc.ai offers pre-built AI models for processing common documents such as invoices, receipts, bank statements, and tax forms. These models are designed to extract relevant data fields accurately and efficiently, which can be integrated into a company's existing systems for further processing. Additionally, we provide tools for custom model training, allowing businesses to tailor the document processing to their specific needs.

In contrast to ChatGPT, where the information comes from unknown external sources, the Multidoc platform allows users to feed and manage their own documents: digital, scanned, or handwritten and when a question is asked Multidoc.ai not only resolves it, but also indicates from which paragraphs and documents it extracted the information to corroborate the answer accuracy. The platform also allows for the creation of roles and the designation of user access to certain documents and information, ensuring that users only access information that is relevant to their tasks.

The platform supports various document formats including PDFs, images, and scanned documents, and it features capabilities such as automatic document classification, splitting, and validation checks to ensure data integrity. Multidoc.ai’s solutions are widely applicable across industries such as finance, healthcare, and logistics, where large volumes of document handling are routine.

THE MULTIDOC.AI SOLUTION

Multidoc.ai aims to enhance operational efficiency by automating document-related tasks, thereby reducing the potential for human error and significantly speeding up data processing times. To optimize an artificial intelligence platform that allows businesses and organizations to create AI assistants capable of resolving most queries by extracting information from thousands of documents, several key strategies should be implemented.

Firstly, document digitization and organization are crucial. This involves converting all physical documents into digital formats using high-quality scanners and OCR (Optical Character Recognition) technology, and systematically categorizing and indexing these documents based on their content, metadata, and relevance to common queries. This makes it easier for AI systems to retrieve and process the necessary information.

Next, leveraging Natural Language Processing (NLP) and Machine Learning (ML) is essential. Advanced NLP algorithms should be used to understand and process natural language queries, employing techniques such as tokenization, stemming, lemmatization, named entity recognition (NER), and sentiment analysis. Additionally, machine learning models need to be developed and trained on diverse datasets to improve their accuracy in extracting relevant information from documents. Supervised learning techniques with labeled datasets can significantly enhance the model's understanding of various document types and query contexts.

Integration with knowledge bases is another important aspect. The AI platform should be connected to existing knowledge repositories, databases, and content management systems within the organization, allowing the AI assistant to pull accurate and up-to-date information from multiple sources. Implementing knowledge graphs can also help map relationships between different entities within the documents, aiding in understanding context and providing more precise responses.

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Automation and workflow optimization play a vital role in enhancing the efficiency of the AI assistant. Robotic process automation (RPA) can handle repetitive tasks such as document classification, data entry, and basic query responses, freeing up the AI assistant to manage more complex queries. Streamlining workflows for handling and processing documents ensures that AI prioritizes and routes queries based on their complexity and the information required.

User interaction and feedback mechanisms should be well-designed to ensure effective use of the AI assistant. Creating intuitive user interfaces allows users to easily input their queries and receive responses. Collecting and analyzing feedback from users helps identify areas for improvement, refining the AI models to improve accuracy and relevance.

Finally, ensuring scalability and optimizing performance are crucial for handling large volumes of documents and queries. The AI platform should be designed to scale resources dynamically based on demand, utilizing cloud-based infrastructure. Regular performance monitoring and optimization of underlying algorithms and infrastructure help reduce latency and enhance response times.

By implementing these strategies, a company can effectively optimize its AI platform to create AI assistants capable of efficiently resolving queries by extracting relevant information from extensive document archives and repositories.

Anticipated Financing Plan

Financing Summary:

•	Total Amount to be Raised:$250,000
•	Type of Financing: Our ability to continue our business operations depends in part on our ability to obtain financing through, debt financing, equity financing
•	Timeline:12 months

Purpose of Funds: The $250,000 raised will be allocated across the following key areas:

1.	Product Development: $100,000.00

○	Continued development and refinement of the Mulitdoc.ai Platform.
○	Hiring additional engineering talent
○	Purchasing necessary software/hardware

2.	Marketing and Sales:$75,000.00

	○	Marketing campaigns (digital, social media, etc.)
	○	Hiring sales personnel
	○	Customer acquisition costs

3.	Operations and Infrastructure:$50,000.00

	○	Expand into additional office space rent or remote work tools.
	○	Equipment and supplies
	○	Legal and administrative expenses

4.	Working Capital:$75,000.00

	○	Covering operational expenses (payroll, utilities, etc.).
	○	Managing cash flow during the growth phase.

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Milestones: Over the 12-month period, the company aims to achieve the following milestones:

•	Month 1-3:

○	Continue and refine Multidoc.ai Platform development.
○	Launch initial marketing campaign.
○	Secure first pilot customers.

•	Month 4-6:

○	Scale customer acquisition efforts.
○	Expand the product offering based on initial feedback.
○	Secure partnerships with key industry players.

•	Month 7-9:

○	Work to increase revenue.
○	Achieve active user base.
○	Begin expansion into new markets.

•	Month 10-12:

○	Prepare for the next round of financing.
○	Complete product iteration and enhancement based on market needs.
○	Evaluate and expand product offerings.

The Multidoc Value Proposition

•

Private Usage: Multidoc helps businesses save time and money by automating the resolution of questions and information retrieval. Additionally, Multidoc guarantees the reliability of the information, as the responses are limited to the information provided by the users and no other external information.

•

Community Environment: Multidoc allows users to create communities where others are able to subscribe to their information packages. This allows them to share their knowledge and experience with their users, giving value to their knowledge and allows them to exploit it. (Users can subscribe to already-fed AI.)

•

Support: The platform allows businesses to create customized AIs that can automate tasks, answer questions, and provide information. Businesses may leave these AIs open to interact with their customers to clarify doubts without large investments in personnel.

Audience and Ideal Customer - The Company’s audience is businesses that depend on information disponibility, where fast and reliable access to information is essential for their operation. Among the potential customers are:

•

Law firms: Law firms may upload all the applicable laws in their field as well as client contracts and ask related questions without having to go through several documents. They can also ask about the status of cases with specific names and know details of the cases without having to read them again.

•

Companies: The companies themselves can enter information about procedures, operating instructions, sales results, steps to follow, or any relevant information in the company. Users can ask and make decisions without having to go directly to consult multiple files or guidelines.

•

Call centers and customer support: They can enter information about the products, services, promotions they offer, as well as all the information related to the company they represent. Customer support employees are able to ask and obtain the requested information without the need to call supervisors or read documents.

•

Technical teams: All teams that rely on repair or support manuals can use the platform in case they need information such as how to repair a certain equipment, they can ask questions and fetch the information without having to memorize or remember the exact information location in the manuals.

•

Consulting firms: Coaches, consulting firms, or organizations that provide support or help can give their clients access to their own information centers so that they can ask and be given related information and exploit the knowledge base they have.

•

Active support on web pages: With the API connectivity tool, companies are able to enter all the relevant information of the company and leave a chat open embedded in their own infrastructure where customers may ask all their questions and their questions will be resolved without human interaction.

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Revenue Streams, Sales And Marketing Channels

•

Subscriptions and Licenses: Individuals or organizations pay a monthly fee to have their own AI that answers their questions or their team questions. Subscriptions are based on the number of users, and the number of documents managed.

•

Third-Party Subscriptions: Users or organizations create their own AI and allow third parties to subscribe to them for a fee. Multidoc keeps a percentage of the subscriptions and leaves the rest to the content moderator.

•

Partnerships and B2B Licenses: Companies can create their own profiles with valuable or privileged technical information and charge users for access to have their own assistant that responds based on that information. They can also license Multidoc.ai technology to other companies or strategic partners who want to use it in their own products or services.

Sales Channels

•	Online sales: Offer the ability to subscribe and purchase licenses directly through your website, which allows customers to acquire and start using the platform immediately.
•	Strategic partnerships: Collaborate with strategic partners, such as consulting firms, law firms, insurance companies that can promote Multidoc.ai to their own clients.

Marketing Strategies

•

Affiliate marketing: Tech influencers or promoters are able to generate unique links so that when users access that link and register on the platform, the promoters are given a percentage of between 10% to 20% for the first year of subscription.

•	Content marketing: Blogs, whitepapers, guides, and case studies to demonstrate how Multidoc.ai solve specific challenges.
•	Online advertising: Online advertising, such as search engine ads (SEM) and social media ads, to reach a wide and specific audience.

THE MULTIDOC.AI DIFFERENCE - KEY FEATURES AND CAPABILITIES

1.

Creation of AI Assistants - Customizable AI: Businesses can design AI assistants tailored to their specific needs and industry requirements. These assistants can be trained to understand and process industry-specific terminology and context, making them highly efficient in providing accurate answers.

2.

Data Utilization - Internal Data Sources: Multidoc.ai works exclusively with an organization's own documents. This includes (i) Digital Documents, Standard text files, PDFs, and other digital formats; (ii) Scanned Documents, images or scans of physical documents, which the AI can process using OCR (Optical Character Recognition) technology; and, (iv) Handwritten Documents, including notes or other handwritten materials, which can also be digitized and incorporated into the AI's knowledge base.

3.	Query Resolution and Source Verification

•

Precise Information Retrieval: When a question is posed to the AI assistant, Multidoc.ai not only provides an answer but also identifies the exact paragraphs and documents where the information was found. This feature ensures transparency and allows users to verify the accuracy of the responses.

•	Contextual Understanding: The AI's ability to understand and extract contextually relevant information improves the reliability of its answers.

4.	Access Control and Security

•

Role-Based Access: The platform allows organizations to create specific roles and designate which users have access to particular documents and information. This ensures that sensitive information is only accessible to authorized personnel.

•	User Management: Administrators can easily manage user permissions, ensuring that each user can only access documents relevant to their role and responsibilities within the organization.

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5.	Benefits to Businesses

•	Enhanced Productivity: By automating the process of finding and retrieving information, Multidoc.ai saves employees time, allowing them to focus on more critical tasks.
•	Improved Accuracy: The platform's ability to pinpoint the sources of information helps in maintaining high accuracy and reliability in the answers provided by the AI assistants.
•	Data Security: Ensuring that only authorized personnel can access certain documents helps in maintaining confidentiality and compliance with data protection regulations.
•	Customization and Scalability: Businesses can tailor the AI assistants to their specific needs and scale the solution as the organization grows.

6.	Comparison of Multidoc.ai and ChatGPT

•	Source of Information:

o

ChatGPT: Uses a broad range of information from the internet and other public sources. This can sometimes lead to variability in the accuracy and relevance of the responses, especially for specific or proprietary queries.

o	Multidoc.ai: Exclusively uses an organization’s own documents, ensuring that responses are relevant and accurate to the specific context of the organization.

•	Transparency:

o	ChatGPT: Does not typically provide sources for its answers, making it harder to verify the information.
o	Multidoc.ai: Clearly indicates the exact paragraphs and documents from which information was extracted, allowing for easy verification and trust in the responses.

We believe that Multidoc.ai stands out as a specialized AI platform that empowers businesses to harness their internal document resources effectively. By offering precise, verifiable, and role-based access to information, it enhances operational efficiency and ensures data security. This makes Multidoc.ai a valuable tool for organizations looking to streamline their information management and retrieval processes.

HOW MULTIDOC.AI WORKS

Multidoc.ai has identified various ways that AI can be utilized to significantly enhance the process of sorting and querying internal corporate documents through various techniques and tools. The following are various ways the Company has identified to apply the Multidoc solution:

1.

Natural Language Processing (NLP) - NLP enables AI to understand and process human language. This is crucial for analyzing unstructured text data within documents. Some specific NLP applications include:

•	Text Classification: Automatically categorizing documents based on their content. For instance, sorting emails into folders such as “Invoices,” “Contracts,” or “HR.”
•	Named Entity Recognition (NER): Identifying and classifying key entities like names of people, organizations, dates, and financial terms within documents.

2.	Optical Character Recognition (OCR) - OCR technology converts different types of documents, such as scanned paper documents or PDFs, into editable and searchable data. This allows AI to process and analyze the text within these documents.
3.	Search and Retrieval Systems - AI-powered search engines enhance traditional search by understanding context and intent. Features include:

•	Semantic Search: Going beyond keyword matching to understand the meaning of queries and documents. This helps in retrieving more relevant documents even if the exact keywords aren't present.
•	Question Answering Systems: Providing direct answers to specific questions by extracting relevant information from documents, similar to how virtual assistants like Siri or Alexa work.

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4.

Document Summarization - AI can automatically generate summaries of documents, highlighting the most important information. This is useful for quickly understanding the content without reading the entire document.

5.

Recommendation Systems - AI can recommend related documents based on the content a user is currently viewing. This is particularly useful in large document repositories where finding related information manually would be time-consuming.

6.

Workflow Automation - AI can automate repetitive tasks such as routing documents to the appropriate department or person, triggering workflows based on document content, and even filling out forms by extracting necessary information from submitted documents.

7.

Data Extraction and Analysis - AI can extract specific data points from documents, such as financial figures from invoices or key terms from legal contracts. This data can then be used for further analysis or reporting.

8.

Security and Compliance - AI can help ensure that documents comply with regulatory requirements by automatically detecting sensitive information and ensuring it is stored and handled appropriately. It can also monitor access and usage patterns to detect unauthorized access or data breaches.

Implementation Examples

•	Legal Industry: AI can assist law firms by sorting through vast amounts of case law, legal briefs, and contracts to find relevant information quickly.
•	Healthcare: AI can help in managing patient records, extracting relevant medical information, and ensuring compliance with health regulations.
•	Finance: AI can be used to process and analyze financial documents, detect fraud, and ensure compliance with financial regulations.

Competitors - Tools and Platforms - Several AI platforms and tools are designed to assist with document management:

•	Microsoft Azure Cognitive Services: Offers APIs for OCR, NLP, and more.
•	Google Cloud AI: Provides tools for document understanding, including AutoML for custom model training.
•	IBM Watson: Features robust NLP and data extraction capabilities.
•	Amazon Comprehend: NLP service that can classify, extract, and understand text within documents.

AI provides powerful tools to help companies sort and query their internal corporate documents efficiently. By leveraging technologies like NLP, OCR, and intelligent search, businesses can enhance their document management processes, leading to improved productivity, better compliance, and more informed decision-making.

MULTIDOC.AI – PRACTICAL APPLICATION

Multidoc as platform leverages AI and natural language processing (NLP) to extract insights from vast amounts of unstructured data, primarily for financial and business research purposes. Implementing a similar system within a corporation for internal operations could significantly enhance decision-making, competitive intelligence, and overall efficiency. Here's a detailed analysis of how the Multidoc platform can be implemented:

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1.

Identifying Use Cases - Before implementing a system like Multidoc, it’s crucial to identify the specific use cases within the corporation where such a tool would add the most value. This could include market research, competitor analysis, regulatory monitoring, trend forecasting, or even internal document analysis like contracts and reports

2.

Data Integration - The Multidoc system needs to integrate with various internal and external data sources. This includes structured data from databases, as well as unstructured data from sources like emails, documents, research papers, news articles, and social media.

3.

Natural Language Processing (NLP) - NLP algorithms would be at the core of the Multidoc system. These algorithms process and analyze text data to extract key information, identify trends, sentiment, and relationships between entities. Techniques such as Named Entity Recognition (NER), sentiment analysis, topic modeling, and summarization would be employed.

4.

Customization and Training - The system would need to be customizable to suit the specific needs and vocabulary of the corporation. This might involve training the NLP models on domain-specific data to improve accuracy and relevance.

5.

Search and Querying Capabilities - Multidoc employs a powerful search interface would allow users to query the system using natural language queries or specific filters. The system should provide relevant results quickly, with advanced filtering options to refine the search results.

6.

Alerts and Notifications – The Multidoc system will provide alerts and notifications based on predefined triggers or changes in the data. For example, it could alert users about emerging trends, regulatory changes, or significant news related to competitors or market conditions.

7.

Visualization and Reporting - Visualization tools will help users understand complex data patterns and trends more intuitively. Dashboards and reports could provide summarized insights for decision-makers, with the ability to drill down into specific details as needed.

8.

Security and Compliance - Given that the Multidoc system would deal with sensitive corporate data, robust security measures would be essential to protect data integrity and confidentiality. Compliance with relevant regulations such as GDPR, HIPAA, or industry-specific standards would also be critical.

9.

User Training and Support - Adequate training and support should be provided to users to ensure they can effectively utilize the system's capabilities. This might involve training sessions, user guides, and ongoing support to address any issues or questions that arise.

10.

Continuous Improvement - The Multidoc system should be designed for continuous improvement, with mechanisms in place to gather feedback from users and update the algorithms and features accordingly. This iterative process would ensure that the system remains relevant and effective over time.

MUTIDOC.AI KEYS TO SUCCESS

A typical start-up company in the AI sector needs several key elements to succeed. These can be broadly categorized into foundational, operational, and strategic components:

Foundational Components

1.	Strong Team

•	Technical Expertise: Skilled AI researchers and engineers with knowledge in machine learning, data science, and software development.
•	Domain Experts: Professionals with deep understanding of the industry the AI solution targets (e.g., healthcare, finance, retail).
•	Business Acumen: Individuals with experience in business development, sales, and marketing to drive growth and customer acquisition.

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2.	Innovative Product or Service

•	Unique Value Proposition: A clear and compelling solution that addresses a specific problem or need in the market.
•	Scalability: The ability to scale the product or service to meet growing demand.
•	User-Focused Design: A product that is easy to use and provides a great user experience.

3.	Solid Data Infrastructure

•	High-Quality Data: Access to large, relevant, and diverse datasets to train AI models.
•	Data Management Tools: Robust systems for data collection, storage, processing, and analysis.

Operational Components

4.	Technology Stack

•	AI and ML Tools: Software and frameworks such as TensorFlow, PyTorch, and scikit-learn for model development.
•	Cloud Services: Platforms like AWS, Google Cloud, or Azure for scalable computing resources.
•	DevOps Practices: Continuous integration and deployment (CI/CD) pipelines to streamline development and deployment processes.

5.	Funding and Financial Management

•	Seed Funding: Initial capital to develop the product and bring it to market.
•	Venture Capital: Additional rounds of funding to scale the business.
•	Financial Planning: Effective budgeting, forecasting, and financial management to ensure sustainability.

Strategic Components

6.	Go-to-Market Strategy

•	Market Research: Understanding the target market, competition, and customer needs.
•	Sales and Marketing Plan: Strategies to attract and retain customers, including digital marketing, partnerships, and direct sales.
•	Customer Acquisition and Retention: Tactics to acquire new customers and retain existing ones through excellent service and support.

7.	Regulatory and Ethical Compliance

•	Legal Considerations: Ensuring compliance with data protection laws, industry regulations, and intellectual property rights.
•	Ethical AI Practices: Adhering to ethical guidelines in AI development and deployment to build trust and avoid biases.

8.	Networking and Partnerships

•	Industry Connections: Building relationships with industry leaders, potential customers, and partners.
•	Collaboration with Academia: Partnering with universities and research institutions for cutting-edge research and talent acquisition.

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9.	Continuous Innovation and Improvement

•	Research and Development: Investing in R&D to stay ahead of technological advancements and improve the product.
•	Customer Feedback: Continuously gathering and incorporating feedback to refine and enhance the product.

By focusing on these critical components, as start-up in the AI sector we believe we can build a strong foundation for success and navigate the challenges of bringing innovative AI solutions to market. AI can significantly enhance the process of sorting and querying internal corporate documents through various techniques and tools. Management has identified ways AI can be applied:

1.

Natural Language Processing (NLP) - NLP enables AI to understand and process human language. This is crucial for analyzing unstructured text data within documents. Some specific NLP applications include:

•	Text Classification: Automatically categorizing documents based on their content. For instance, sorting emails into folders such as “Invoices,” “Contracts,” or “HR.”
•	Named Entity Recognition (NER): Identifying and classifying key entities like names of people, organizations, dates, and financial terms within documents.

2.

Optical Character Recognition (OCR) - OCR technology converts different types of documents, such as scanned paper documents or PDFs, into editable and searchable data. This allows AI to process and analyze the text within these documents.

3.	Search and Retrieval Systems - AI-powered search engines enhance traditional search by understanding context and intent. Features include:

•	Semantic Search: Going beyond keyword matching to understand the meaning of queries and documents. This helps in retrieving more relevant documents even if the exact keywords aren't present.
•	Question Answering Systems: Providing direct answers to specific questions by extracting relevant information from documents, similar to how virtual assistants like Siri or Alexa work.

4.

Document Summarization - AI can automatically generate summaries of documents, highlighting the most important information. This is useful for quickly understanding the content without reading the entire document.

5.

Recommendation Systems - AI can recommend related documents based on the content a user is currently viewing. This is particularly useful in large document repositories where finding related information manually would be time-consuming.

6.

Workflow Automation - AI can automate repetitive tasks such as routing documents to the appropriate department or person, triggering workflows based on document content, and even filling out forms by extracting necessary information from submitted documents.

7.

Data Extraction and Analysis - AI can extract specific data points from documents, such as financial figures from invoices or key terms from legal contracts. This data can then be used for further analysis or reporting.

8.

Security and Compliance - AI can help ensure that documents comply with regulatory requirements by automatically detecting sensitive information and ensuring it is stored and handled appropriately. It can also monitor access and usage patterns to detect unauthorized access or data breaches.

AI provides powerful tools to help companies sort and query their internal corporate documents efficiently. By leveraging the Multidoc technology, businesses can enhance their document management processes, leading to improved productivity, better compliance, and more informed decision-making.

By implementing a system like Multidoc for internal operations, corporations can gain a competitive advantage by leveraging data-driven insights to make informed decisions and stay ahead of market trends and developments. However, implementing AI for internal corporate document searches can provide significant benefits, but it also comes with several challenges and issues. These issues can broadly be categorized into technical, ethical, and operational aspects:

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Technical Issues

1.	Data Quality and Consistency

•	Inconsistent Formats: Documents may be in various formats (PDFs, Word documents, emails, etc.), making it difficult for AI to process them uniformly.
•	Data Accuracy: Errors or inconsistencies in the data can lead to inaccurate search results or insights.

2.	Complexity of Natural Language Processing

•	Understanding Context: AI struggles with understanding the context and nuances of human language, especially with industry-specific jargon or ambiguous terms.
•	Handling Unstructured Data: Many corporate documents are unstructured, making it difficult for AI to extract and understand the relevant information.

3.	Scalability

•	Computational Resources: Processing large volumes of documents requires significant computational power and efficient algorithms to ensure fast and accurate search results.
•	Model Maintenance: As the volume and variety of documents grow, AI models need regular updates and retraining to maintain their effectiveness.

4.	Integration with Existing Systems

•	Compatibility: Ensuring that AI tools seamlessly integrate with existing document management systems and workflows can be challenging.
•	Data Silos: Documents may be stored in disparate systems, complicating comprehensive search capabilities.

Ethical and Legal Issues

5.	Privacy and Confidentiality

•	Sensitive Information: Internal documents often contain sensitive or confidential information, and AI systems must ensure this data is protected and not improperly accessed or used.
•	Compliance: Ensuring compliance with data protection regulations (e.g., GDPR, CCPA) when processing and storing documents.

6.	Bias and Fairness

•	Algorithmic Bias: AI models can unintentionally incorporate biases present in the training data, leading to unfair or discriminatory outcomes.

•	Transparency: It can be difficult to understand and explain AI decision-making processes, leading to a lack of transparency and trust.

Operational Issues

7.	Change Management

•	User Adoption: Employees may resist adopting new AI-powered tools, especially if they are accustomed to traditional search methods.
•	Training: Providing adequate training for employees to effectively use and trust AI-powered search systems.

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8.	Cost

•	Implementation Costs: Developing and implementing AI solutions can be expensive, requiring investment in technology, talent, and infrastructure.
•	Ongoing Maintenance: Continuous maintenance, updates, and monitoring of AI systems add to the long-term costs.

MITIGATION STRATEGIES

To address these issues, organizations can adopt several strategies:

1.	Data Management

•	Standardization: Implement standardized formats and consistent data entry practices.
•	Quality Control: Regularly audit and clean data to ensure accuracy and consistency.

2.	Advanced NLP Techniques

•	Contextual Understanding: Use advanced NLP models like transformers (e.g., BERT, GPT) that better understand context and nuances
•	Customization: Train AI models on domain-specific data to improve their understanding and accuracy in specialized fields.

3.	Scalable Infrastructure

•	Cloud Computing: Leverage cloud-based solutions for scalable computing resources.
•	Efficient Algorithms: Implement efficient algorithms and indexing techniques to handle large datasets.

4.	Integration and Compatibility

•	API Development: Develop robust APIs to facilitate seamless integration with existing systems.
•	Unified Platforms: Consider adopting unified document management platforms that support AI capabilities.

5.	Ethical and Legal Compliance

•	Data Anonymization: Implement data anonymization techniques to protect sensitive information.
•	Regular Audits: Conduct regular audits to ensure compliance with legal and ethical standards.

6.	User Engagement and Training

•	Change Management Programs: Implement programs to manage the transition and encourage user adoption.
•	Training Sessions: Offer comprehensive training sessions to familiarize employees with new AI tools.

By proactively addressing these issues, companies can effectively harness the Multidoc AI to enhance their internal document search capabilities while minimizing risks and ensuring compliance with ethical and legal standards.

PRICING

Pricing an AI platform for internal document searches and queries involves several factors and strategies. We will consider the following elements to determine an effective pricing model:

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Factors Influencing Pricing

1.	Development and Operational Costs

•	R&D Costs: Expenses related to developing and improving the AI algorithms, training models, and ensuring the platform’s accuracy and efficiency.
•	Infrastructure Costs: Costs for cloud services, servers, and data storage required to run the platform.
•	Maintenance and Support: Ongoing costs for maintaining, updating the platform, and providing customer support.

2.	Value Proposition

•	Efficiency Gains: The platform’s ability to save time and improve productivity by quickly retrieving relevant documents.
•	Accuracy and Reliability: Higher accuracy and reliability may justify a premium price.
•	Advanced Features: Additional functionalities like document summarization, sentiment analysis, and advanced search filters can add value.

3.	Market and Competition

•	Competitive Landscape: Pricing strategies of similar platforms in the market.
•	Target Market: The financial capacity and willingness to pay of the target customers (e.g., large enterprises vs. small businesses).

4.	Customer Needs and Usage Patterns

•	Scale of Use: Number of users, volume of documents processed, and frequency of searches.
•	Customization and Integration: Costs associated with customizing the platform for specific industries or integrating with existing systems.

5.	Sales and Distribution Channels

•	Direct Sales: Higher costs associated with direct sales teams might require higher prices.
•	Partnerships and Resellers: Using resellers or partners can influence pricing and margins.

Common Pricing Models

1.	Subscription-Based Pricing - Tiered Plans - Different pricing tiers based on the number of users, features, and volume of documents. For example:

•	Basic: Limited features, suitable for small teams.
•	Standard: Includes more features and higher usage limits.
•	Enterprise: All features with unlimited usage and premium support.

2.	Usage-Based Pricing

•	Pay-per-Document: Charging based on the number of documents processed or searched.
•	Pay-per-Query: Pricing based on the number of search queries performed.
•	Data Volume: Pricing according to the amount of data processed or stored.

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3.	Perpetual License - One-Time Fee: A higher upfront cost for a perpetual license, with optional annual maintenance and support fees.

4.	Freemium Model - Basic Free Version: Offering a limited version of the platform for free to attract users, with the option to upgrade to paid plans for additional features and higher usage limits.

5.	Custom Pricing - Enterprise Agreements: Custom pricing based on specific needs, volume, and contractual agreements, often used for large organizations.

By considering these factors and adopting a flexible pricing strategy, Multidoc can effectively price its AI platform to attract and retain customers while ensuring profitability and growth.

GOVERNMENT REGULATIONS

Government regulations governing AI applications are evolving and vary by country and region. These regulations aim to address concerns related to privacy, safety, fairness, and transparency. Here are some key regulations and initiatives:

United States

•

Algorithmic Accountability Act - Proposed legislation that would require companies to assess the impact of automated decision systems, including AI, and mitigate any potential harms, especially those related to discrimination and privacy.

•

Federal Trade Commission (FTC) Guidelines - The FTC provides guidelines on fairness, transparency, and accountability in AI. Companies are advised to ensure their AI systems do not deceive or unfairly disadvantage consumers.

•	National AI Initiative Act - This act establishes a coordinated program across federal agencies to accelerate AI research and development, with a focus on ethical standards and regulatory frameworks.

European Union

•

General Data Protection Regulation (GDPR) - GDPR has significant implications for AI, especially regarding data privacy and protection. It includes requirements for data minimization, transparency, and obtaining explicit consent for data processing.

•

Artificial Intelligence Act (Proposed) - The proposed AI Act aims to create a regulatory framework for AI in the EU, categorizing AI applications into different risk levels (unacceptable, high, limited, and minimal risk) and imposing stricter regulations on high-risk AI systems.

•	Ethics Guidelines for Trustworthy AI - Developed by the European Commission’s High-Level Expert Group on AI, these guidelines focus on ensuring AI is lawful, ethical, and robust.

China

•	New Generation AI Development Plan - This strategic plan outlines China's goals for AI development, emphasizing the need for ethical standards and regulatory frameworks to guide AI innovation.
•	Data Security Law and Personal Information Protection Law - These laws provide comprehensive regulations on data security and privacy, impacting how AI systems collect, store, and use data.

Canada

•	Directive on Automated Decision-Making - Provides guidelines for government departments using AI to ensure transparency, accountability, and fairness in automated decision-making processes.
•	Algorithmic Impact Assessment - Requires federal agencies to assess the impact of AI systems and mitigate potential risks.

United Kingdom

•	Centre for Data Ethics and Innovation (CDEI) - Provides recommendations on AI governance and ethics.
•	AI Roadmap - Includes principles for safe and ethical AI development and deployment.

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International Initiatives

•	OECD AI Principles - The Organisation for Economic Co-operation and Development (OECD) has established AI principles focused on inclusive growth, human-centered values, transparency, robustness, and accountability.
•	G20 AI Principles - Based on the OECD guidelines, the G20 countries have endorsed principles promoting responsible AI development and use.

Key Areas of Regulation

1.	Data Privacy and Protection - Regulations like GDPR in the EU and CCPA in California focus on protecting individuals' data privacy and ensuring transparent data processing practices.

2.	Bias and Fairness - Ensuring AI systems do not perpetuate or exacerbate biases is a critical regulatory focus. This includes requirements for regular auditing and impact assessments of AI systems.

3.	Transparency and Accountability - Regulations often mandate transparency in AI decision-making processes and accountability mechanisms for when AI systems cause harm or fail.

4.	Safety and Security - Ensuring AI systems are robust, secure, and do not pose safety risks is a regulatory priority, with specific guidelines for high-risk applications like autonomous vehicles and medical devices.

Challenges and Future Directions

1.	Harmonization: Different regulatory approaches across countries can create challenges for international companies. There is ongoing discussion about harmonizing AI regulations globally.

2.	Evolving Frameworks: As AI technology rapidly evolves, regulatory frameworks need to be flexible and adaptive to address new challenges and opportunities.

3.	Ethical Considerations: Beyond legal requirements, there is a strong emphasis on developing ethical AI guidelines to ensure technology benefits society as a whole.

By staying informed about these regulations and incorporating best practices into their AI development and deployment processes, companies can navigate the regulatory landscape and ensure their AI applications are compliant and ethical.

EMPLOYEES

We expect to have approximately 6 full-time employees and approximately no part-time employees. None of our employees are expected to be subject to a collective bargaining agreement or represented by a trade or labor union. We consider our employee relations to be good.

CORPORATE HISTORY

Neuralbase AI Ltd. was organized on March 21, 2000, in the state of California, under the former name of Acquisitions Solutions, Ltd. On February 13, 2001, it changed its name to Mc Smoothies, Inc. In May, 2002, we acquired the assets of Ameridream Entertainment, Inc., a Nevada corporation engaged in the business of film production, and changed our name to Ameridream Entertainment, Inc., and commenced operations as a producer of feature films. From February 25, 2002 through July 7, 2002, our common stock was quoted on the over-the-counter bulletin board under the trading symbol, MCSO. From July 8, 2002 through February 29, 2003, our common stock was quoted on the over-the-counter bulletin board under the trading symbol, AMDR. On or about March 29, 2003, due to the failure of former management to file a quarterly report on form 10QSB, our quotation was dropped from the bulletin board and our securities began to trade on the pink sheets under the trading symbol IPEI. Pursuant to a settlement reached in a lawsuit over our controlling shares, which was settled in September, 2003, we changed management and changed our name to Soleil Film & Television, Inc., effective October 2003. We subsequently continued the business of developing, producing and distributing feature films television. On October 19, 2004, we filed a Form 15 to terminate our registration under the Securities Exchange Act of 1933.

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In September 2006 we changed our charter to the state of Nevada.

On August 11, 2011 we changed our name from Imperia Entertainment, Inc. to Viratech Corp.

On March 8, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”) with Blackwell Properties, LLC, a Dubai limited liability company, (“Blackwell”) and Charandeep Gopishetty, an individual (“Gopishetty”) and the sole-officer, director, and shareholder of Blackwell (collectively, Blackwell and Gopishetty are hereinafter referred to as the “Seller”) pursuant to which Corporation acquired various assets from Seller in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement.

On May 16, 2024, the Company, Gopishetty, and Blackwell entered an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Purchase Agreement (“Original APA”) executed by and between the Company, Gopishetty, and Blackwell. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired pursuant to the terms and conditions of the Original APA once Gopishetty has cancelled, and returned to the Company’s treasury, the 9,000,000 restricted shares of the Company’s Series A Preferred Stock received per the terms of the Original APA.  Each of Company, Gopishetty, and Blackwell have made other representations as part of the Unwind Agreement.

Concurrently with the execution of the Unwind Agreement, on May 16, 2024, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), with Mr. Frank Gomez and Grupo FG SAS, which is the alter-ego of Mr. Gomez (the “Seller”). Grupo FG SAS does not currently conduct any business and was formed specifically to hold various proprietary Artificial Intelligence (“AI”) assets relating to that certain technology known as “Multidoc AI”. Multidoc AI is an artificial intelligence system that allows businesses and organizations to create their own AI assistants capable of resolving queries by extracting information from the universe of documents within the client company itself. Multidoc AI allows organizations to manage their own digital, scanned, or handwritten documents and when a queried, Multidoc AI not only resolves the request but also indicates from which paragraphs and documents it extracted the information to corroborate the answer accuracy (collectively, all assets held by Grupo FG and all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s operations are referred to as the “Acquired Assets”). The Company acquired the Acquired Assets in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement. The Shares convert at a ratio of 1-for-50, meaning each share of Series A Preferred Stock converts into 50 shares of Common Stock, and the Shares carry voting rights equal to 500 times the number of shares of Common Stock into which shares of Series A Preferred Stock is then convertible, thus giving Seller voting control of the Company.  Additionally, each of the Company and Seller made customary representations, warranties, covenants, and indemnities in connection with the Purchase Agreement.

On May 16, 2024, and in connection with the aforementioned Unwind Agreement, Charandeep Gopishetty resigned as Sole-Officer and Director of the Company. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Effective immediately upon the foregoing resignation, the Corporation appointed Mr. Frank Gomez (“Mr. Gomez”) to serve as Sole-Officer and Director of the Corporation to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Mr. Gomez accepted the appointments dated even herewith (the “Appointment Date”).

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ITEM 1A. RISK FACTORS.

RISKS RELATED TO OUR COMPANY

We are a recently re-organized development stage company accordingly we expect to incur operating losses for the foreseeable future.

Since inception, we have had limited operations, and we have only recently commenced our business operations related to the Multidoc.ai platform. Accordingly, we have no way to evaluate the likelihood that our business will be successful. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we may to undertake in the future. These potential problems include, but are not limited to, unanticipated problems relating to the market acceptance of our business, , and additional costs and expenses that may exceed current estimates. We anticipate that the Company will incur increased operating expenses without realizing any revenues. We expect to incur significant losses into the foreseeable future. There is no operating history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our yet to be determined acquisition of business or assets and subsequent business operations will most likely fail.

We may not be able to continue as a going concern if we do not obtain additional financing.

Our independent accountant’s audit report states that there is substantial doubt about our ability to continue as a going concern. We have incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. There can be no assurance that we will be able to raise any additional funds, or we are able to raise additional funds, that such funds will be in the amounts required or on terms favorable to us.

Our current president and chief executive officer may have other business interests.

Mr. Frank Gomez, our President and Chief Executive Officer, currently devotes approximately 20 hours per week providing management services to us. While he presently possesses adequate time to attend to our interest, it is possible that the demands on his from other obligations could increase, with the result that he would no longer be able to devote sufficient time to the management of our business. The loss of Mr. Gomez to our company could negatively impact our business development.

Our officers and director control approximately 99.95% of the Company giving them significant voting power, which allows them to take actions that may not be in the best interest of all other shareholders.

Mr. Frank Gomez, our President, Chief Executive Officer, and a member of our Board of Directors, owns approximately 99.95% of our current outstanding shares of common stock. Accordingly, he is able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. He may also be able to determine their compensation. Mr. Gomez also has significant influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers and acquisitions, consolidations, and the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. In addition to his stock ownership, he is key to our operations and will have significant influence regarding our daily operation decisions. This concentration of ownership and influence over our decision-making may also discourage, delay, or prevent a change in control of the Company, which could deprive our other shareholders of an opportunity to receive a premium for their common stock as part of a sale of the Company and might reduce the price of our common stock.

Since our senior management are not residents of the United States, shareholders may face difficulty in enforcing a U.S. judgment for claims brought against such persons.

Our senior management team, including our Chief Executive Officer, have their primary residences and business offices in Colombia, and some portion of the assets of these directors are located outside the United States. As a result, it may be more difficult for shareholders to enforce a lawsuit within the United States against these non-U.S. residents than if they were residents of the United States. Also, it may be more difficult for shareholders to enforce any judgment obtained in the United States against the assets of our non-U.S. resident management located outside the United States than if these assets were located within the United States. A foreign court may not enforce liabilities predicated on U.S. federal securities laws in original actions commenced in certain foreign jurisdictions, or judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws.

We have requirements for and there is an uncertainty of access to additional capital.

Ultimately, our ability to continue our business operations depends in part on our ability to obtain financing through, debt financing, equity financing, or commence operations and generate revenues or some combination of these or other means. There can be no assurance that we will be able to obtain any such financing.

We have no cash flow from operations and depend on equity financing and shareholder loans for our operations.

Our current operating funds are less than necessary to complete our intended plan of operations. We will need additional funds. Our failure to obtain such additional financing could result in delay or indefinite postponement of further of any subsequent operations which would have a material adverse effect on our business. Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which we have no control over. Factors that may cause our operating results to fluctuate significantly include: our ability to generate enough working capital from future sales; the level of commercial acceptance by the public of the services/products we may develop; fluctuations in the demands of any products; the amount and timing operating costs and capital expenditures relating to expansion of subsequent business, operations, infrastructure, and general economic conditions. If realized, any of these factors could have a material effect on our business, financial condition, and operating results.

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Our international operations subject us to additional risks that may harm our operating results.

Our international operations make us subject to various international laws and regulations, including those relating to antitrust, data protection, and business dealings with both commercial and governmental officials and organizations. Our international operations subject us to a variety of additional risks, including:

•	the difficulty and cost of managing and staffing international offices and the increased travel, infrastructure, legal, and other compliance costs associated with multiple international locations;

•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;

•	tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our operations in certain foreign markets;

•	the effects of any political instability on the general willingness of our current and prospective partners to make capital commitments;

•	unfavorable changes in tax treaties or laws; and

•	increased exposure to foreign currency exchange rate risk.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales, and harm our business, operating results, and financial condition. For example, in certain foreign countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we implement policies and procedures with the intention of ensuring compliance with these laws and regulations, our employees, contractors, and agents, as well as channel partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Foreign currencies periodically experience rapid fluctuations in value against the U.S. dollar. Any foreign currency devaluation against the U.S. dollar increases the real cost of our products to our operators and partners in foreign markets where we sell in U.S. dollars, which has resulted in the past and may result in the future in delayed or cancelled use of our products and, as a result, lower revenues. In addition, this increase in cost increases the risk to us that we will be unable to collect amounts owed to us by such operators or partners, which in turn would impact our revenues and could materially adversely impact our business and financial results. Any devaluation may also lead us to discount our prices more aggressively in foreign markets in order to maintain competitive pricing, which would negatively impact our revenues and gross margins. Conversely, a weakened U.S. dollar could increase the cost of local operating expenses and procurement of raw materials to the extent we purchase components in foreign currencies.

Compliance with Anti-Money Laundering Rules and Regulations

As part of the Board of Directors’ responsibility for the prevention of money laundering under the Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) and similar laws in effect in foreign countries and in response to increased regulatory concerns with respect to the sources of funds used in investments and other activities, the Board of Directors may request prospective and existing Shareholders to provide documentation verifying, among other things, such Shareholder's identity and the source of funds used to purchase such Shareholder's Interest in the Company. The Board of Directors may decline to accept a subscription if this information is not provided or on the basis of such information that is provided. Requests for documentation and additional information may be made at any time during which a Shareholder holds an Interest in the Company. The Board of Directors may be required to provide this information, or report the failure to comply with such requests, to appropriate governmental authorities, in certain circumstances without notifying the Shareholders that the information has been provided.

The Board of Directors will take such steps as it determines are necessary to comply with applicable law, regulations, orders, directives, or special measures. Governmental authorities are continuing to consider appropriate measures to implement at this point and it is unclear what steps the Board of Directors may be required to take; however, these steps may include prohibiting a Shareholder from making further contributions to the Company, depositing distributions to which a Shareholder would otherwise be entitled into an escrow account or causing the mandatory withdrawal of a Shareholder's Interest in the Company.

FCPA Considerations

The Board of Directors and the Company intend to comply with the U.S. Foreign Corrupt Practices Act ("FCPA") and other anti-corruption laws, anti-bribery laws and regulations, as well as anti-boycott regulations, to which they are subject. As a result, the Company may be adversely affected because of its unwillingness to participate in transactions that present undue risk under such laws or regulations.

In recent years, the U.S. Department of Justice and the SEC have devoted greater resources to enforcement of the FCPA. In addition, the United Kingdom has recently significantly expanded the reach of its anti-bribery laws. Despite the Board of Directors’ efforts to ensure compliance with the FCPA, such efforts may not in all instances prevent violations. In addition, an issuer, seller, or other counterparty with which the Board of Directors transacts business, or their affiliates may engage in activities that could result in FCPA violations that implicate the Company. Any determination that the Board of Directors, the Investment Manager or the Company has violated the FCPA or other applicable anti-corruption laws or anti-bribery laws could subject it to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect the Company's business prospects and/or financial position, as well as the Company's ability to achieve its investment objective and/or conduct its operations.

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RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Risks Related to Our Business

Because we derive substantially all of our revenue from our Multidoc.ai platform to satisfy customer demands or to achieve increased market acceptance would adversely affect our business, results of operations, financial condition, and growth prospects.

We derive and expect to continue for the foreseeable future to derive substantially all of our revenue from our Multidoc.ai platform. As such, the market acceptance of the Multidoc.ai platform is critical to our continued success. Demand for our Multidoc.ai platform is affected by a number of other factors, some of which are beyond our control. These factors include market acceptance of our Multidoc.ai platform, the pace at which existing customers realize benefits from the use of our Multidoc.ai platform and decide to expand deployment of our Multidoc.ai platform across their business, the timing of development and release of new products by our competitors, technological change, reliability and security, the pace at which enterprises undergo digital transformation, and developments in data privacy regulations. We expect that the needs of our customers will continue to rapidly change and increase in complexity. We will need to improve the functionality and performance of our Multidoc.ai platform continually to meet those rapidly changing, complex demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of Multidoc.ai platform, our business operations, financial results, and growth prospects will be materially and adversely affected.

If a market for our Multidoc.ai platform fails to grow as we expect, or if businesses fail to adopt our Multidoc.ai platform, our business, operating results, and financial condition could be adversely affected.

It is difficult to predict customer adoption rates and demand for our Multidoc.ai platform, the entry of competitive platforms, or the future growth rate and size business software markets. A substantial majority of our revenue will come from sales of our subscription-based software products, which we expect to continue for the foreseeable future. Although demand for machine learning and analytics platforms and applications has grown in recent years, the market for these platforms and applications continues to evolve. We cannot be sure that this market will continue to grow or, even if it does grow, that businesses will adopt our Multidoc.ai platform. Our future success will depend in large part on our ability to further penetrate the existing market for Multidoc.ai platform. Additionally, potential customers may have made significant investments in legacy analytics software systems and may be unwilling to invest in new platforms and applications. If the market fails to grow or grows more slowly than we currently expect or businesses fail to adopt our Multidoc.ai platform, our business, operating results, and financial condition could be adversely affected.

If we fail to respond to rapid technological changes, extend our Multidoc.ai platform, or develop new features and functionality, our ability to remain competitive could be impaired.

The market for our Multidoc.ai platform is characterized by rapid technological change and frequent new platform and application introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of platforms and applications embodying new technologies can quickly make existing platforms and applications obsolete and unmarketable. Machine learning, and analytics platforms and applications are inherently complex, and it can take a long time and require significant research and development expenditures to develop and test new or enhanced platforms and applications. The success of any enhancements or improvements to our existing Multidoc.ai platform or any new applications depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with existing technologies, and overall market acceptance.

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Our ability to grow our customer base and generate revenue from customers will depend heavily on our ability to enhance and improve our Multidoc.ai platform, to develop additional functionality and use cases, introduce new features and applications and interoperate across an increasing range of devices, operating systems, and third-party applications. When we develop a new enhancement or improvement to our Multidoc.ai platform, we will incur expenses and expend resources upfront to develop, market and promote the new enhancement and improvement. Therefore, when we develop and introduce new enhancements and improvements to our Multidoc.ai platform, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. There is no assurance that our enhancements to our Multidoc.ai platform or our new application experiences, functionality, use cases, features, or capabilities will be compelling to our customers or gain market acceptance. If our research and development investments do not accurately anticipate customer demand, or if we fail to develop our Multidoc.ai platform in a manner that satisfies customer preferences in a secure, timely and cost-effective manner, we may fail to retain our existing customers or increase demand for our Multidoc.ai platform.

Any failure of our Multidoc.ai platform to operate effectively with future infrastructure platforms and technologies could reduce the demand for our Multidoc.ai platform. If we are unable to respond to these changes in a timely and cost-effective manner, our Multidoc.ai platform may become less marketable, less competitive, or obsolete, and our business may be adversely affected. Also, the introduction of new AI platforms and applications by competitors or the development of entirely new technologies to replace existing offerings could make our Multidoc.ai platform obsolete or adversely affect our business, results of operations, and financial condition. We may experience difficulties with software development, design, or marketing that could delay or prevent our development, introduction, or implementation of new Multidoc.ai platform experiences, features, or capabilities.

We need continual development of our platform to adapt to rapidly changing technology and consumer demands.

We face intense competition in the marketplace and are confronted by rapidly changing technology, evolving industry standards, and consumer preferences, regulatory changes, and the frequent introduction of new solutions by our competitors that we must adapt and respond to. We need to continuously update our platform and the technology we invest in and develop, including our machine learning and other proprietary algorithms, in order to attract publishers and buyers and keep ahead of changes in technology, evolving industry standards and regulatory requirements. Our failure to adapt to a rapidly changing market, anticipate publisher and buyer demand, or attract and retain publishers would cause our revenue or revenue growth rate to decline, and adversely affect our business, results of operations, and financial condition.

Our software is highly complex and may contain undetected errors.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Any errors or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of members, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business.

We are subject to the terms of open-source licenses because our platform incorporates open-source software.

The software powering our Multidoc.ai platform may incorporate software covered by open-source licenses. The terms of many open-source licenses have not been interpreted by U.S. courts and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our marketplace. Under certain open-source licenses, we could be required to publicly release the source code of our software or to make our software available under open-source licenses. To avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software. In addition, use of open-source software can lead to greater risks than use of third-party commercial software because open-source licensors generally do not provide warranties or controls on the origin of the software. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Additionally, because any software source code we contribute to open-source projects is publicly available, our ability to protect our intellectual property rights in such software source code may be limited or lost entirely, and we will be unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage and, if not addressed, could adversely affect our business, financial condition, and results of operations.

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Further expansion into markets outside of the United States is important to the growth of our business but will subject us to risks associated with operations abroad.

Expanding our business into markets outside of the United States is an important part of our strategy. Although we have a significant number of members outside of the United States, we have limited experience in developing local markets outside the United States.

In addition, competition is likely to intensify in the international markets where we operate and plan to expand our operations. Local companies based in markets outside the United States may have a substantial competitive advantage because of their greater understanding of, and focus on, those local markets. Some of our competitors may also be able to develop and grow in international markets more quickly than we will. Continued expansion in markets outside of the United States will also require significant financial investment. These investments include marketing to attract and retain new members, developing localized services, forming relationships with third-party service providers, supporting operations in multiple countries, and potentially acquiring companies based outside the United States and integrating those companies with our operations.

If we fail to raise additional capital to fund our business growth and project development, the Company’s new business could fail.

The Company anticipates having to raise significant amounts of capital to meet its anticipated needs for property acquisition and/or working capital and other cash requirements for the near term to develop its exploration and/or mining properties. The Company will attempt to raise such capital through the issuance of stock and/or incurring debt. However, there is no assurance that the Company will be successful in raising sufficient additional capital and we have no arrangements for future financing and there can be no assurance that additional financing will be available to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund the Company’s mining projects, take advantage of potential acquisition opportunities, develop or enhance the extraction of gold and/or precious metals or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on the Company’s business and financial condition.

Our business is subject to a large number of U.S. and non-U.S. laws, many of which are evolving.

We are subject to a variety of laws and regulations in the United States and around the world, including those relating to traditional businesses, such as employment laws and taxation, and newer laws and regulations focused on the Internet and online commerce, such as payment systems, privacy, anti-spam, data protection, electronic contracts and consumer protection. These laws and regulations are continuously evolving, and compliance is costly and can require changes to our business practices and significant management time and effort. Additionally, it is not always clear how existing laws apply to the Internet as many of these laws do not address the unique issues raised by the Internet or online commerce.

For example, laws relating to online privacy are evolving differently in different jurisdictions. Federal, state and non-U.S. governmental authorities, as well as courts interpreting the laws, continue to evaluate the privacy implications of the use of third-party “cookies,” “web beacons” and other methods of online tracking. The United States, the European Union and other governments have enacted or are considering legislation that could significantly restrict the ability of companies and individuals to collect and store user information, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools.

In some cases, non-U.S. privacy, data protection, consumer protection and other laws and regulations are more restrictive than those in the United States. For example, the European Union traditionally has imposed stricter obligations under such laws than the United States. Consequently, the expansion of our operations internationally may require changes to the ways we collect and use consumer information.

Existing and future laws and regulations enacted by federal, state or non-U.S. governments could impede the growth or use of the Internet or online commerce. It is also possible that governments of one or more countries may seek to censor content available on our platform or may even attempt to block access to our platform. If we are restricted from operating in one or more countries, our ability to attract or retain members may be adversely affected and we may not be able to grow our business as we anticipate.

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We strive to comply with all applicable laws, but they may conflict with each other, and by complying with the laws or regulations of one jurisdiction, we may find that we are violating the laws or regulations of another jurisdiction. Despite our efforts, we may not have fully complied in the past and may not in the future. If we become liable under laws or regulations applicable to us, we could be required to pay significant fines and penalties, and we may be forced to change the way we operate. That could require us to incur significant expenses or to discontinue certain services, which could negatively affect our business.

Additionally, if third parties with whom we work violate applicable laws or our policies, those violations could result in other liabilities for us and could harm our business.

We may be unable to protect our intellectual property adequately.

Our intellectual property is an essential asset of our business. To establish and protect our intellectual property rights, we rely on a combination of trade secret, copyright, trademark and, to a lesser extent, patent laws, as well as confidentiality procedures and contractual provisions. The efforts we have taken to protect our intellectual property may not be sufficient or effective. We generally do not elect to register our copyrights or the majority of our trademarks, relying instead on the laws protecting unregistered intellectual property, which may not be sufficient. In addition, our copyrights, and trademarks, whether or not registered, and patents, may be held invalid or unenforceable if challenged. We not have obtained or applied for patent protection with respect to our intellectual property and we generally will not rely on patents as a principal means of protecting intellectual property, due to the cost prohibitive nature thereof. To the extent we do seek patent protection, any U.S. or other patents issued to us may not be sufficiently broad to protect our proprietary technologies.

In addition, we may not be effective in policing unauthorized use of our intellectual property. Even if we do detect violations, we may need to engage in litigation to enforce our intellectual property rights. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert our management’s attention. In addition, our efforts may be met with defenses and counterclaims challenging the validity and enforceability of our intellectual property rights or may result in a court determining that our intellectual property rights are unenforceable. If we are unable to cost-effectively protect our intellectual property rights, then our business could be harmed.

We may be subject to intellectual property claims, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies in the future.

Companies within the Internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. We periodically receive notices that claim we have infringed, misappropriated, or misused other parties’ intellectual property rights. To the extent we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. Third-party intellectual property rights may cover significant aspects of our technologies or business methods or block us from expanding our offerings. Any intellectual property claims against us, with or without merit, could be time consuming and expensive to settle or litigate and could divert the attention of our management. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters.

In addition, some of our competitors have extensive portfolios of issued patents. Many potential litigants, including some of our competitors and patent holding companies, have the ability to dedicate substantial resources to enforcing their intellectual property rights. Any claims successfully brought against us could subject us to significant liability for damages and we may be required to stop using technology or other intellectual property alleged to be in violation of a third party’s rights. We also might be required to seek a license for third-party intellectual property. Even if a license is available, we could be required to pay significant royalties or submit to unreasonable terms, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, which could require significant time and expense. If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.

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We may be involved in litigation matters that are expensive and time consuming.

In addition to intellectual property claims, we may become involved in other litigation matters, including class action lawsuits. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Any of these results could adversely affect our business. In addition, defending claims is costly and can impose a significant burden on our management.

We may experience fluctuations in our tax obligations and effective tax rate.

We are subject to taxation in the United States and in numerous other jurisdictions. We record tax expense based on current tax payments and our estimates of future tax payments, which may include reserves for estimates of probable settlements of tax audits. At any one-time, multiple tax years could be subject to audit by various taxing jurisdictions. As a result, we expect that throughout the year there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated. Further, our effective tax rate in a given financial statement period may be adversely impacted by changes in tax laws, changes in the mix of revenue among different jurisdictions, changes to accounting rules and changes to our ownership or capital structure. Fluctuations in our tax obligations and effective tax rate could adversely affect our business.

We are dependent on our management team and the loss of one or more key employees could harm our business and prevent us from continuing to implement our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Chief Executive Officer, Frank Gomez. The loss of the services of Mr. Gomez would have a materially adverse effect on the Company’s business and prospects. As we move forward, there can be no assurance the Company can maintain the services of directors, officers and/or other qualified personnel required to operate its business.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

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The Company has a correspondingly small financial and accounting organization. Being a public company may strain the Company’s resources, divert management’s attention and affect its ability to attract and retain qualified officers and directors.

The Company is an early-stage company with no developed finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. The requirements of the laws and the rules and regulations promulgated under the Securities Act of 1933 and Securities Exchange Act of 1934, if applicable, entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, services, and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company’s business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

RISKS ASSOCIATED WITH THIS REGISTRATION STATEMENT

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Company’s management could issue additional shares.

The Company has 2,000,000,000 authorized common shares, of which 1,499,338,547 are currently issued and outstanding. The Company’s management could, without the consent of the existing shareholders, issue substantially more shares, causing a further dilution in the equity portion of the Company’s current shareholders. Additionally, large share issuances would generally have a negative impact on the Company’s share price.

We do not anticipate paying dividends.

We do not anticipate paying dividends on our common stock in the foreseeable future, but plan rather to retain earnings, if any for the operation, growth, and expansion of our subsequent business. Because the Company does not anticipate paying cash dividends in the foreseeable future which may lower expected returns for investors, and as such our stockholders will not be able to receive a return on their investment unless they sell their shares of common stock.

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ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Results of Operations for the Three and Six Months Ended June 30, 2024 and 2023

Revenues

We earned no revenues for the three and six months ended June 30, 2024 or 2023.

Operating Expense

We incurred $6,275 in operating expenses for the three months ended June 30, 2024, as compared with $126,269 during the three months ended June 30, 2023. The decrease in operating expenses is the result of a decrease in consulting fees during the three months ended June 30, 2024.

We incurred $39,755 in operating expenses for the six months ended June 30, 2024, as compared with $235,469 during the six months ended June 30, 2023. The decrease in operating expenses is the result of a decrease in consulting fees during the six months ended June 30, 2024.

Other Income/Expenses

We had other expenses of $723,932 for the three months ended June 30, 2024, as compared with $2,288 during the three months ended June 30, 2023. The increase in other expenses was a result of a loss on acquisition of intangible assets during the three months ended June 30, 2024.

We had other expenses of $727,476 for the six months ended June 30, 2024, as compared with $4,125 during the six months ended June 30, 2023. The increase in other expenses was a result of a loss on acquisition of intangible assets during the six months ended June 30, 2024.

Net Loss

We recorded a net loss of $730,207 and $767,231for the three and six months ended June 30, 2024, respectively, compared to a net loss of $128,557 and $239,594 for the three and six months ended June 30, 2023, respectively. The increase in the net loss is the result of the factors discussed above.

Results of Operations for the Three Months Ended March 31, 2024 and 2023

Revenues

We earned no revenues for the three months ended March 31, 2024 or 2023.

Operating Expense

We incurred $33,480 in operating expenses for the three months ended March 31, 2024, as compared with $109,200 during the three months ended March 31, 2023. The decrease in operating expenses is the result of a decrease in consulting fees during the three months ended March 31, 2024.

Other Income/Expenses

We had other expenses of $3,544 for the three months ended March 31, 2024, as compared with $1,837 during the three months ended March 31, 2023. The decrease in other expenses was a result of the increase in notes payable during the three months ended March 31, 2024.

Net Loss

We recorded a net loss of $37,024 for the three months ended March 31, 2024, compared to a net loss of $111,037 for the three months ended March 31, 2023. The decrease in the net loss is the result of the factors discussed above.

Going Concern

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the three months ended June 30, 2024, the Company incurred net losses of $767,231 and accumulated deficits of $6,010,920. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

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Results of Operations for the Years Ended December 31, 2023 and 2022

Revenues

We earned no revenues for years ended December 31, 2023 or 2022.

Operating Expenses

We incurred $247,709 in operating expenses for the year ended December 31, 2023, as compared with $647,728 in the year ended December 31, 2022. The decrease in operating expenses is the result of decreases in consulting expenses during 2023. We do however expect our operating expenses will increase in future years as a result of the costs associated with the increased operating activity under our business model.

Other Income/Expenses

We had other expenses of $414,273 for the year ended December 31, 2023, compared to other expenses of $326,168 for the year ended December 31, 2022. The increase in other expenses was the result of the loss on acquisition of intangible assets during the year ended December 31, 2023.

Net Loss

We recorded a net loss of $661,982 for the year ended December 31, 2023, compared to a net loss of $973,896 for the year ended December 31, 2022. The decrease in net loss was associated with the factors discussed above.

Liquidity and Capital Resources

Our financing objective is to maintain financial flexibility to meet the material, equipment and personnel needs to support our project commitments, and pursue our expansion and diversification objectives.

As of June 30, 2024, we had total current assets of $0 and total current liabilities of $2,708,560. We had a working capital deficit of $2,708,560 as of June 30, 2024.

Net cash used by operating activities was $39,840 for the six ended June 30, 2024, as compared with $16,934 cash used for the six months ended June 30, 2023. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $39,840 in cash for the six months ended June 30, 2024, as compared with $16,934 for the six months ended June 30, 2023. Our positive financing cash flow for 2024 and 2023 consisted of proceed from the issuance of notes payable.

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As of March 31, 2024, we had total current assets of $0 and total current liabilities of $2,698,353. We had a working capital deficit of $2,698,353 as of March 31, 2024.

Net cash used by operating activities was $32,065 for the year ended March 31, 2024, as compared with $0 cash used for the three months ended March 31, 2023. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $32,065 in cash for the year ended March 31, 2024, as compared with $0 for the three months ended March 31, 2023. Our positive financing cash flow for 2024 consisted of proceed from the issuance of notes payable.

As of December, 31, 2023, we had total current assets of $0 and total current liabilities of $2,661,329. We had working capital deficit of $2,661,329 as of December 31, 2023.

Net cash used by operating activities was $31,604 for the year ended December 31, 2023, as compared with $105,772 cash used for the year ended December 31, 2022. Our negative operating cash flow was a result of our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $31,604 in cash for the year ended December 31, 2023, as compared with $87,150 for the year ended December 31, 2022. Our positive financing cash flow for 2023 and 2022 mainly consisted of proceeds from advances and notes of issued to related parties and third parties.

Ongoing Funding Requirements

Until such time, if ever, as we can generate substantial product revenues, we intend to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and licensing arrangements. There can be no assurance that any of those sources of funding will be available when needed on acceptable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or relationships with third parties when needed or on acceptable terms, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts; abandon our business strategy of growth through acquisitions; or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Our significant estimates include estimates used to review the Company’s intangible impairments and estimations of recoverability for long-lived assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

While our significant accounting policies are described in more detail in Note 3 to our financial statements included in this registration statement, we believe the policies discussed below are the most critical to understanding our financial position and results of operations.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test.  Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

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Stock-based compensation

The Company accounts for stock awards in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”), which requires that all equity awards be accounted for at their fair value. Fair value is measured on the grant date and is equal to the underlying value of the stock.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied, and the award is forfeited.

ITEM 3. PROPERTIES.

Our office is located in a shared office space which presently is sufficient for our needs, and provided by our sole-officer and director, free of charge, which we believe will suffice for our immediate needs. Management does not anticipate any issue in locating and securing additional office space as we implement our plan of operation and the business grows.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the number of shares of Common Stock beneficially owned on June 1, 2024, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group June 1, 2024, we had 1,499,338,547 shares of common stock outstanding.

Name & Address of Beneficial Owner	Title of Class	Number of Shares Owned	Percentage of Class(1)
Frank Gomez (2)(3) Calle 98 No.19 A - 79 AP 410 Localidad De Chapinero, Bogotá D.C., Colombia	Series A Preferred	9,000,000	100%
Fred Schiemann(3) 429 W. Plumb Lane Reno, NV 89509	Common Stock	125,000,000	8.33%
Health and Hope, LLC(3) Beneficial Owner: Fred Schiemann 429 W. Plumb Lane Reno, NV 89509	Series B Preferred	3,400,000	100%
Henry Manayan(4) 429 W. Plumb Lane Reno, NV 89509	Common Stock	100,000,000	6.67%

(1)

This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned; except as set forth above, applicable percentages are based upon 109,634,536 shares of common stock outstanding as of the date of this Registration Statement on Form 10.

(2)

On May 16, 2024, the Company received the resignation of Charandeep Gopishetty; effective the same day Mr. Frank Gomez (“Mr. Gomez”) was appointed to serve as the sole-officer and director of the Corporation, and to serve until the next annual meeting of the Corporation. Mr. Gomez is the beneficial owner of 9,000,000 shares of the Company’s Series A Preferred Stock which vote at a ratio of 1:500 and convert into shares of the Company’s common stock at a ratio of 1:50. By virtue of these shares, Mr. Gomez holds a total of 4,500,000,000 shares of voting stock.

(3)

In 2020, Mr. Fred Schiemann was issued shares in connection with his services rendered to the Company. Mr. Schiemann’s ownership percentage of the Company’s Common Stock is 8.337%, and he is the beneficial owner of Health and Hope, LLC, which owns 3,4000,000 shares of the Series B Preferred Stock, representing approximately 97.00% of the Series B Preferred Stock.

(4)	In 2020, Mr. Henry Manayan was issued shares in connection with his services rendered to the Company. Mr. Manayan’s ownership percentage of the Company’s common stock is 6.670%.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

(a)	Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)
Frank Gomez	32	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and Chairman of the Board of Directors

Business Experience

Mr. Frank Gomez: Since January 2023, through the present, Mr. Gomez, as the founder of Multidoc.ai has been the CEO, CFO, Secretary and director of Multidoc.ai. Multidoc.ai is an artificial intelligence platform that allows organizations to develop their own artificial intelligence assistants. This platform provides relevant and valuable answers, which are generated exclusively from the data entered by companies. In addition to Multidoc.ai, and since August 2020, through the present, Mr. Gomez, as the co-founded, of Devkol (https://devkol.com) which is a web and mobile development company that helps companies and startups create custom applications and platforms Devkol offers a personalized service that adapts to the specific needs of each project. Prior to this, from February 2017 through August 2020, Mr. Gomez was the Chief Technology Officer of Labcontrol, which is a laboratory management platform that automates important processes, such as ordering tests, recording results, and completing reports. This allows companies to improve the efficiency and productivity of their laboratories. Additionally, Mr. Gomez earned the degrees in Chemical Engineering and OA Pure Chemistry, from the University of the Andes in 2014.

b)	Significant Employees.

None.

(c)	Family Relationships.

None.

(d)	Involvement in Certain Legal Proceedings.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

(e)	Audit Committee.

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

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(f)	Code of Ethics.

We do not currently have a code of ethics.

ITEM 6. EXECUTIVE COMPENSATION.

No officer or director has received any compensation from the Company since the inception of the Company. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company. Our officer and director intend to devote very limited time to our affairs.

The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers, or other employees, but our sole officer and director may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed. The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officer and director until such time that the Company completes a reverse merger or business combination.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

Not Applicable.

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board of Directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct.

ITEM 8. LEGAL PROCEEDINGS.

None

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)	Market Information.

Our Common Stock is quoted on the OTC Markets Group, Inc.’s PINK tier under the symbol “VIRA”. On June 1, 2024, the closing bid price of our Common Stock was $0.0015 per share. The trading market for the common stock has been extremely limited and sporadic and as of the date of this document, there is no established public trading market for our common equity, and our shares are thinly traded. Accordingly, we cannot assure you that a robust trading market for our common stock will ever develop. Consequently, there may be limited liquidity for the shares, and investors may find it challenging to buy or sell shares in the secondary market. Additionally, the Company has not registered its class of common stock for resale under the blue-sky laws of any state and current management does not anticipate doing so. The holders of shares of common stock, and persons who may desire to purchase shares of our common stock in any trading market that might develop in the future, should be aware that significant state blue-sky law restrictions may exist which could limit the ability of stockholders to sell their shares and limit potential purchasers from acquiring our common stock.

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Transfer Agent

The Transfer Agent for shares of the Company’s securities is Standard Registrar and Transfer Co., located at 440 E S Suite 200, Salt Lake City, UT 84111.

Rule 144 Availability

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Neither the Company nor its officer and director has any present plan, proposal, arrangement, understanding or intention of selling any unissued or outstanding shares of common stock in the public market subsequent to a business combination. Nevertheless, in the event that a substantial number of shares of our common stock were to be sold in any public market that may develop for our securities subsequent to a business combination, such sales may adversely affect the price for the sale of the Company’s common stock securities in any such trading market. We cannot predict what effect, if any, market sales of currently restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time, if any.

(b)	Holders.

As of June 1, 2024, the Company had 265 shareholders of record.

(c)	Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business.

(d)	Securities Authorized for Issuance under Equity Compensation Plans.

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

On March 8, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), between the Company and Blackwell Properties, LLC, a Dubai limited liability company, (“Blackwell”) and Charandeep Gopishetty, an individual (“Gopishetty”) and the sole-officer, director, and shareholder of Blackwell (collectively, Blackwell and Gopishetty are hereinafter referred to as the “Seller”) pursuant to which Corporation acquired various assets from Seller in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement.

On May 16, 2024, the Company, Gopishetty, and Blackwell entered that an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Purchase Agreement (“Original APA”) executed by and between the Company, Gopishetty, and Blackwell, whereby the Company returned all the Assets acquired pursuant to the terms and conditions of the Original APA and Gopishetty cancelled, and returned to the Company’s treasury, the 9,000,000 restricted shares of the Company’s Series A Preferred Stock received per the terms of the Original APA.

On May 16, 2024, and concurrently with the execution of the Unwind Agreement, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), with Mr. Frank Gomez and Grupo FG SAS, which is the alter-ego of Mr. Gomez (the “Seller”), whereby the Company acquired Multidoc AI, an artificial intelligence system that allows businesses and organizations to create their own AI assistants capable of resolving queries by extracting information from the universe of documents within the client company itself (collectively, all assets held by Grupo FG and all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s operations are referred to as the “Acquired Assets”). The Company acquired the Acquired Assets in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) issued to Seller concurrently with the closing of the Purchase Agreement.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Capital Stock

We are authorized to issue 200,000,000,000 shares of common stock, par value $0.0001 per share. As of June 1, 2024, 1,499,338,547 shares of Common Stock are issued and outstanding. All of our shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no pre-emptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

33

Our Articles of Incorporation also provides that the board of directors may issue common shares, and such may be issued without further stockholder approval and for such purposes as the board deems in the best interest of our company including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common and preferred shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a ‘‘poison pill.’’

Our Articles of Incorporation also provides that the board of directors has the flexibility to set new classes, series, and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof.

Common Stock

The holders of common stock are entitled to one vote per share. The Company’s Articles of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the Company. Upon liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Preferred Stock if any. The holders of common stock have no pre-emptive, subscription, redemption, or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon conversion of the Preferred Stock, if any, and exercise of Warrants, if any, will be, when issued, fully paid and non-assessable.

Preferred Stock

Series A Preferred Shares. The total number of shares of Series A Preferred Shares this Corporation is authorized to issue is Ten Million (10,000,000), with a stated par value of $0.0001 per share.

Priority. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the holders of any Junior Stock by reason of their ownership of such stock an amount per share for each share of Series A Preferred Stock held by them equal to the sum of the Liquidation Preference.

Conversion Ratio. The “Conversion Ratio” per share of the Series A Preferred Stock in connection with any Conversion shall be at a ratio of 1:50, meaning every (1) one Series A Preferred Share shall convert into 50 shares of Common Stock of the Company (the “Conversion”). Holders of Series A Preferred Shares shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule, or regulation), to convert any or all their shares of the Series A Preferred Shares into Common Stock at the Conversion Ratio.

Voting. The holder of each share of Series A Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder; and (b) by 500.

Series B Preferred Shares. The total number of shares of Series B Preferred Shares this Corporation is authorized to issue is Ten Million (10,000,000), with a stated par value of $0.0001 per share.

34

Priority. The Series B Preferred Stock shall rank junior to the Series A Preferred Stock with respect to the payment of dividends, the distribution of assets upon liquidation, dissolution, or winding up.

Conversion Ratio. The “Conversion Ratio” per share of the Series B Preferred Stock in connection with any Conversion shall be at a ratio of 1:25, meaning every (1) one Series B Preferred Share shall convert into 25 shares of Common Stock of the Company (the “Conversion”). Holders of Series B Preferred Shares shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule, or regulation), to convert any or all their shares of the Series B Preferred Shares into Common Stock at the Conversion Ratio.

Voting.The holder of each share of Series B Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series B Preferred Stock held by such holder; and (b) by 50.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes (the “NRS”). Our Articles of Incorporation state that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company must indemnify to the maximum extent permitted by Nevada law its officers and directors in any civil, criminal, administrative or investigative proceeding except an action by or in the right of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement provide he or she acted in good faith and in a manner that he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Pursuant to NRS 78.138, no indemnification is required if it is proven that the officer or director breached his or her fiduciary duties and that breach involved intentional misconduct, fraud, or a knowing violation of law. The termination of any such proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not by itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the Company’s best interests and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Additionally,  the Company must indemnify officers and directors who are party or are threatened to be made a party to any action or lawsuit by or in the right of the Company to the maximum extent permitted by the NRS, including attorneys’ fees, unless it is proven his or her act, or failure to act, was a breach of fiduciary duty involving intentional misconduct, fraud, or a knowing violation of law rendering him or her liable under NRS 78.138, unless he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the Company’s best interests. The Board of Directors in its sole discretion may indemnify the Company’s employees and agents to the extent not prohibited by the NRS or other applicable law. The Company may advance the costs of defense to persons involved in legal proceedings at the discretion of the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is determined that he or she is entitled to indemnification by the Company the NRS.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The consolidated financial statements of the Company appear at the end of this report beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

35

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Consolidated Financial Statements.

Quarterly Consolidated Financial Statements (unaudited):

Quarterly Consolidated Financial Statements (unaudited):

Annual Consolidated Financial Statements (audited):

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference

36

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP.)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash	-	-
Total current assets	-	-

Other Assets
Intangible assets	-	-

Total assets	-	-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	1,658,119	1,650,728
Accounts payable and accrued liabilities - related party	612,500	612,500
Advances	127,650	127,650
Advances - Related party	80,680	80,680
Judgement payable	103,000	103,000
Notes payable - related party	7,000	7,000
Notes payable	119,611	79,771
Total current liabilities	2,708,560	2,661,329

Notes payable, net of debt discount	46,000	46,000

Total liabilities	2,754,560	2,707,329

Stockholders' deficit
Preferred stock, $0.0001 par value, 480,000,000 shares authorized,
0 and 0 shares issued and outstanding as of
June 30, 2024 and December 31, 2023, respectively	-	-
Class A Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
9,003,774 and 3,774 shares issued and outstanding as of
June 30, 2024 and December 31, 2023, respectively	900	900
Class B Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
3,500,000 and 3,500,000 shares issued and outstanding as of
June 30, 2024 and December 31, 2023, respectively	350	350
Common stock, $0.0001 par value, 2,500,000,000 shares authorized,
1,499,338,835 and 1,499,338,835 shares issued and outstanding as of
June 30, 2024 and December 31, 2023, respectively	149,934	149,934
Additional paid in capital	3,105,176	2,385,176
Accumulated deficit	(6,010,920)	(5,243,689)
Total stockholders' deficit	(2,754,560)	(2,707,329)

Total liabilities and stockholders' deficit	-	-

See accompanying notes to the consolidated financial statements

F-1

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Revenue	$-	$-	$-	$-

Cost of goods sold	-	-	-	-

Gross profit	-	-	-	-

Operating expenses
General and administrative	4,730	126,269	11,710	235,469
Professional fees	1,545	-	28,045	-
Total operating expenses	6,275	126,269	39,755	235,469

Loss from operations	(6,275)	(126,269)	(39,755)	(235,469)

Other income (expenses)
Interest income	-	-	-	-
Interest expense	(3,932)	(2,288)	(7,476)	(4,125)
Loss on acquisition of intangible assets	(720,000)		(720,000)
Total other expenses	(723,932)	(2,288)	(727,476)	(4,125)

Net loss before tax provision	(730,207)	(128,557)	(767,231)	(239,594)
Tax provision	-	-	-	-
Net loss	$(730,207)	$(128,557)	$(767,231)	$(239,594)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	1,499,338,835	1,499,338,835	1,499,338,835	1,499,338,835

See accompanying notes to the consolidated financial statements

F-2

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

(Unaudited)

	Class A Preferred Stock		Class B Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2023	9,003,774	900	3,500,000	350	1,499,338,835	149,934	2,385,176	(5,243,689)	(2,707,329)
	-	-	-	-	-	-	-	(37,024)	(37,024)
Balance, March 31, 2024	9,003,774	900	3,500,000	350	1,499,338,835	149,934	2,385,176	(5,280,713)	(2,744,353)
Return of shares issued for asset purchase agreement	(9,000,000)	(900)	-	-	-	-	900	-	-
Shares issued for services	9,000,000	900	-	-	-	-	719,100	-	720,000
Net loss	-	-	-	-	-	-	-	(730,207)	(730,207)
Balance, June 30, 2024	9,003,774	900	3,500,000	350	1,499,338,835	149,934	3,105,176	(6,010,920)	(2,754,560)

Balance, December 31, 2022	3,774	-	3,500,000	350	1,499,338,835	149,934	1,981,076	(4,581,707)	(2,450,347)
Shares issued for asset purchase agreement	9,000,000	900	-	-	-	-	404,100	-	405,000
Net loss	-	-	-	-	-	-	-	(111,037)	(111,037)
Balance, March 31, 2023	9,003,774	900	3,500,000	350	1,499,338,835	149,934	2,385,176	(4,692,744)	(2,156,384)
Net loss	-	-	-	-	-	-	-	(128,557)	(128,557)
Balance, June 30, 2023	9,003,774	900	3,500,000	350	1,499,338,835	149,934	2,385,176	(4,821,301)	(2,284,941)

See accompanying notes to the consolidated financial statements

F-3

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended
	June 30, 2024	June 30, 2023
Cash Flows from Operating Activities
Net loss	$(47,231)	$(239,594)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill
Changes in assets and liabilities
Accounts payable and accrued liabilities	7,391	147,660
Accounts payable and accrued liabilities - related party	-	75,000
Net cash used in operating activities	(39,840)	(16,934)

Cash Flows from Financing Activities:

Proceeds from notes payable	39,840	16,934
Net cash used in financing activities	39,840	16,934

Net increase in cash	-	-

Cash, beginning of period	-	--

Cash, end of period	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

See accompanying notes to the consolidated financial statements

F-4

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2024

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Neuralbase AI Ltd, (formerly known as Viratech Corp, Imperia Entertainment, Soleil Film and Television, Inc. Ameridream Entertainment, Inc. and Mc Smoothie’s, Inc. (the Company) was incorporated under the laws of the state of California as Acquisition Solutions on March 21, 2000. It became a Nevada corporation on July 18, 2006.

On March 7, 2023, the Company received notice of resignation from Mr. Henry Chang Manayan (“Mr. Manayan”) sole-officer and director of the Company (the “Resignation”), Mr. Manayan stated that his resignation was not the result of any disagreements between himself and the Company relating to the Company’s operations, policies, or practices. Effective immediately upon the resignation of Mr. Manayan, the Company appointed Mr. Charandeep Gopishetty (“Mr. Gopishetty”) to serve as President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director of the Company to serve until the next annual meeting of the Company or until his respective successor is duly appointed. Mr. Gopishetty accepted the appointments, effective as of March 7, 2023.

On May 16, 2024, the Company, Gopishetty, and Blackwell entered an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Purchase Agreement (“Original APA”) executed by and between the Company, Gopishetty, and Blackwell. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired pursuant to the terms and conditions of the Original APA once Gopishetty has cancelled, and returned to the Company’s treasury, the 9,000,000 restricted shares of the Company’s Series A Preferred Stock received per the terms of the Original APA.  Each of Company, Gopishetty, and Blackwell have made other representations as part of the Unwind Agreement.

Concurrently with the execution of the Unwind Agreement, on May 16, 2024, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), with Mr. Frank Gomez and Grupo FG SAS, which is the alter-ego of Mr. Gomez (the “Seller”). Grupo FG SAS does not currently conduct any business and was formed specifically to hold various proprietary Artificial Intelligence (“AI”) assets relating to that certain technology known as “Multidoc AI”. Multidoc AI is an artificial intelligence system that allows businesses and organizations to create their own AI assistants capable of resolving queries by extracting information from the universe of documents within the client company itself. Multidoc AI allows organizations to manage their own digital, scanned, or handwritten documents and when a queried, Multidoc AI not only resolves the request but also indicates from which paragraphs and documents it extracted the information to corroborate the answer accuracy (collectively, all assets held by Grupo FG and all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s operations are referred to as the “Acquired Assets”). The Company acquired the Acquired Assets in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement. The Shares convert at a ratio of 1-for-50, meaning each share of Series A Preferred Stock converts into 50 shares of Common Stock, and the Shares carry voting rights equal to 500 times the number of shares of Common Stock into which shares of Series A Preferred Stock is then convertible, thus giving Seller voting control of the Company.  Additionally, each of the Company and Seller made customary representations, warranties, covenants, and indemnities in connection with the Purchase Agreement.

On May 16, 2024, and in connection with the aforementioned Unwind Agreement, Charandeep Gopishetty resigned as Sole-Officer and Director of the Company. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Effective immediately upon the foregoing resignation, the Corporation appointed Mr. Frank Gomez (“Mr. Gomez”) to serve as Sole-Officer and Director of the Corporation to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Mr. Gomez accepted the appointments dated even herewith (the “Appointment Date”).

F-5

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the three months ended June 30, 2024, the Company incurred net losses of $767,231 and accumulated deficits of $6,010,920. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of Neuralbase AI Ltd. and its wholly owned subsidiaries Cambridge Golf, LLC, Body Symphony, LLC, and Medori, LLC. All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test.  Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

F-6

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of June 30, 2024 and December 31, 2023 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at June 30, 2024 and December 31, 2023.

F-7

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 4 – Asset Purchase Agreement

On May 16, 2024, the Company entered into an Asset Purchase Agreement pursuant to which Corporation acquired various assets from Seller in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock valued at $720,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. The Company evaluated the assets on date of acquisition and determined that the value to be $0 and as such the total purchase price of $720,000 in connection with the assets acquired was recorded as a loss in the consolidated statement of operations during six months ended June 30, 2024.

NOTE 5 –PROMISSORY NOTES

Promissory notes payable as of June 30, 2024 and December 31, 2023 consists of the following:

June 30, 2024	December 31, 2023
46,000	$46,000
5,000	5,000
5,000	5,000
28,500	28,500
9,667	9,667
12,439	12,439
4,495	4,495
3,000	3,000
8,670	8,670
3,000	3,000
5,565	-
6,500	-
20,000	-
3,045	-
2,230	-
2,500	-
165,611	$125,771

F-8

The Company has issued various promissory notes amounting to $59,837 for general operating purposes. The notes carry a various interest rates ranging from 8 -15% and are due on demand.

The Company received approval from the U.S. Small Business Administration to fund the Company’s request for a loan under the SBA’s Economic Injury Disaster Loan Program (EDIL loan). In connection with the EDIL Loan, the Company has entered into the promissory note in principal amount of $46,000. The EDIL Loan is scheduled to mature on March 2052, has a 3.75% interest rate, and is subject to the terms and conditions applicable to all loans made pursuant to the EDIL loans as administered by the SBA.

During the six months ended June 30, 2024, the Company issued various promissory notes amounting to $39,840 for general operating purposes. The notes carry a interest rate of 10% and are due on demand. As of  June 30, 2024 and December 31, 2023, the Company had notes due to this noteholder amounting to $71,444 and $31,604, respectively.

During the six months ended June 30, 2024 and 2023, the Company recorded interest expense of $6,724 and $3,913, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has issued a promissory notes amounting to $7,000 for general operating purposes to a related party. The note carries a interest rate of 5% and was due on July 14, 2019.

As of June 30, 2024 and December 31, 2023, the Company had advances due to related parties of $80,680 and $80,680, respectively. The amounts due bears no interest and are due on demand.

As of June 30, 2024 and December 31, 2023, the Company had accounts payable and accrued liabilities due to related parties for services of $612,500 and $612,500, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 8 – STOCKHOLDERS’ EQUITY

As of June 30, 2024 and December 31, 2023, the Company had 1,499,338,547 and 1,499,338,547 shares of common stock issued and outstanding.

As of June 30, 2024 and December 31, 2023, the Company had 9,003,774 and 3,774 shares of Class A preferred stock issued and outstanding, respectively.

As of June 30, 2024 and December 31, 2023, the Company had 3,500,000 and 3,500,000 Class B preferred stock issued and outstanding, respectively.

On May 16, 2024, the Company issued 9,000,000 restricted shares of the Company’s Series A Preferred Stock valued at $720,000 for certain intangible assets (See Note 4).

On May 16, 2024, a shareholder returned and the Company cancelled 9,000,000 restricted shares of the Company’s Series A Preferred Stock.

F-9

NOTE 9 – SUBSEQUENT EVENTS

On May 16, 2024, the Company, Gopishetty, and Blackwell entered an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Purchase Agreement (“Original APA”) executed by and between the Company, Gopishetty, and Blackwell. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired pursuant to the terms and conditions of the Original APA once Gopishetty has cancelled, and returned to the Company’s treasury, the 9,000,000 restricted shares of the Company’s Series A Preferred Stock received per the terms of the Original APA.  Each of Company, Gopishetty, and Blackwell have made other representations as part of the Unwind Agreement.

Concurrently with the execution of the Unwind Agreement, on May 16, 2024, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), with Mr. Frank Gomez and Grupo FG SAS, which is the alter-ego of Mr. Gomez (the “Seller”). Grupo FG SAS does not currently conduct any business and was formed specifically to hold various proprietary Artificial Intelligence (“AI”) assets relating to that certain technology known as “Multidoc AI”. Multidoc AI is an artificial intelligence system that allows businesses and organizations to create their own AI assistants capable of resolving queries by extracting information from the universe of documents within the client company itself. Multidoc AI allows organizations to manage their own digital, scanned, or handwritten documents and when a queried, Multidoc AI not only resolves the request but also indicates from which paragraphs and documents it extracted the information to corroborate the answer accuracy (collectively, all assets held by Grupo FG and all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s operations are referred to as the “Acquired Assets”). The Company acquired the Acquired Assets in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement. The Shares convert at a ratio of 1-for-50, meaning each share of Series A Preferred Stock converts into 50 shares of Common Stock, and the Shares carry voting rights equal to 500 times the number of shares of Common Stock into which shares of Series A Preferred Stock is then convertible, thus giving Seller voting control of the Company.  Additionally, each of the Company and Seller made customary representations, warranties, covenants, and indemnities in connection with the Purchase Agreement.

On May 16, 2024, and in connection with the aforementioned Unwind Agreement, Charandeep Gopishetty resigned as Sole-Officer and Director of the Company. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Effective immediately upon the foregoing resignation, the Corporation appointed Mr. Frank Gomez (“Mr. Gomez”) to serve as Sole-Officer and Director of the Corporation to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Mr. Gomez accepted the appointments dated even herewith (the “Appointment Date”).

On August 5, 2024, the Company’s Board of Directors, receiving approximately 99.00% vote of the Company’s shareholders, approved the following: (i) corporate name change from Viratech Corp. to Neural base AI Ltd.;; (ii)  a change in the Company’s OTC trading symbol from VIRA to VIRA to NUAI, or if unavailable NBAI or NBBI (the “Corporate Symbol Change”); and, (iii) a Seven Thousand Five Hundred for 1 (7,500-for-1) Stock Split (“Reverse Split”) of the issued and outstanding shares of Common Stock of the Company. Whereby, every 7,500 shares of the Company’s common stock, issues and outstanding on the Record Date, automatically convert into 1 new share of common stock. The Company will retroactively show the effect of the stock split once approved by FINRA.

F-10

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

 CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
ASSETS	(Unaudited)
Current assets
Cash	-	-
Total current assets	-	-

Other Assets
Intangible assets	-	-

Total assets	-	-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	1,655,687	1,650,728
Accounts payable and accrued liabilities - related party	612,500	612,500
Advances	127,650	127,650
Advances - Related party	80,680	80,680
Judgement payable	103,000	103,000
Notes payable - related party	7,000	7,000
Notes payable, current portion	111,836	79,771
Total current liabilities	2,698,353	2,661,329

Notes payable, net of current portion	46,000	46,000

Total liabilities	2,744,353	2,707,329

Stockholders' deficit
Preferred stock, $0.0001 par value, 480,000,000 shares authorized, 0 and 0 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	-	-
Class A Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 9,003,774 and 3,774 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	900	900
Class B Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 3,500,000 and 3,500,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	350	350
Common stock, $0.0001 par value, 2,500,000,000 shares authorized, 1,499,338,835 and 1,499,338,835 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	149,934	149,934
Additional paid in capital	2,385,176	2,385,176
Accumulated deficit	(5,280,713)	(5,243,689)
Total stockholders' deficit	(2,339,353)	(2,707,329)

Total liabilities and stockholders' deficit	-	-

See accompanying notes to the consolidated financial statements No assurance provided.

F-11

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2024	March 31, 2023

Revenue	$-	$-

Cost of goods sold	-	-

Gross profit	-	-

Operating expenses
General and administrative	6,980	53,700
Professional fees	26,500	55,500
Total operating expenses	33,480	109,200

Loss from operations	(33,480)	(109,200)

Other income (expenses)
Interest expense	(3,544)	(1,837)
Total other expenses	(3,544)	(1,837)

Net loss before tax provision	(37,024)	(111,037)
Tax provision	-	-
Net loss	$(37,024)	$(111,037)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	1,499,338,835	1,499,338,835

 See accompanying notes to the consolidated financial statements No assurance provided.

F-12

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

(Unaudited)

	Class A Preferred Stock		Class B Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2023	9,003,774	900	3,500,000	350	1,499,338,835	149,934	2,385,176	(5,243,689)	(2,302,329)
Net loss	-	-	-	-	-	-	-	(37,024)	(37,024)
Balance, March 31, 2024	9,003,774	900	3,500,000	350	1,499,338,835	149,934	2,385,176	(5,280,713)	(2,339,353)

	Class A Preferred Stock		Class B Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2022	3,774	-	3,500,000	350	1,499,338,835	149,934	1,981,076	(4,581,707)	(2,450,347)
Shares issued for asset purchase agreement	9,000,000	900	-	-	-	-	404,100	-	405,000
Net loss	-	-	-	-	-	-	-	(111,037)	(111,037)
Balance, March 31, 2023	9,003,774	900	3,500,000	350	1,499,338,835	149,934	2,385,176	(4,692,744)	(2,156,384)

 See accompanying notes to the consolidated financial statements No assurance provided.

F-13

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended
	March 31, 2024	March 31, 2023
Cash Flows from Operating Activities
Net loss	$(37,024)	$(111,037)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in assets and liabilities
Accounts payable and accrued liabilities	4,959	73,537
Accounts payable and accrued liabilities - related party	-	37,500
Net cash used in operating activities	(32,065)	-

Cash Flows from Financing Activities:

Proceeds from notes payable	32,065	-
Net cash used in financing activities	32,065	-

Net increase in cash	-	-

Cash, beginning of period	-	--

Cash, end of period	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Shares issued for asset purchase agreement	$-	$405,000

  See accompanying notes to the consolidated financial statements No assurance provided.

F-14

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Neuralbase AI LTD, formerly known as Viratech Corp., Imperia Entertainment, Soleil Film and Television, Inc. Ameridream Entertainment, Inc. and Mc Smoothie’s, Inc. (the Company) was incorporated under the laws of the state of California as Acquisition Solutions on March 21, 2000. It became a Nevada corporation on July 18, 2006.

 The Company and it’s subsidiaries are targeting the multi-billion-dollar US market for golf, nutrition and lifestyle products. Specifically, the company is targeting the US golf market. Through its unique approach, the Company is positioned to participate in this massive market through its strategic and targeted line of products tailored for the golf and sports enthusiast. The Company is poised to bring innovation to the golfing market with creative performance nutrition products, golf balls, equipment, clothing, accessories and more. The Company is a platform to accelerate innovation for the golfing market and bring additional innovation, growth and technologically-advanced products to market. The Company plans on continuing to extend and deepen its product lines to include other progressive market segments through acquisitions and organic growth of existing product lines.

On March 7, 2023, the Company received notice of resignation from Mr. Henry Chang Manayan (“Mr. Manayan”) sole-officer and director of the Company (the “Resignation”), Mr. Manayan stated that his resignation was not the result of any disagreements between himself and the Company relating to the Company’s operations, policies, or practices. Effective immediately upon the resignation of Mr. Manayan, the Company appointed Mr. Charandeep Gopishetty (“Mr. Gopishetty”) to serve as President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director of the Company to serve until the next annual meeting of the Company or until his respective successor is duly appointed. Mr. Gopishetty accepted the appointments, effective as of March 7, 2023.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the three months ended March 31, 2024, the Company incurred net losses of $37,774 and accumulated deficits of $5,280,463. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of Neuralbase AI LTD and its wholly owned subsidiaries Cambridge Golf, LLC, Body Symphony, LLC, and Medori, LLC. All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

F-15

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test.  Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

F-16

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of March 31, 2024 and December 31, 2023 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at March 31, 2024 and December 31, 2023.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

F-17

NOTE 4 – Asset Purchase Agreement

On March 8, 2023, the Company entered into an Asset Purchase Agreement pursuant to which Corporation acquired various assets from Seller in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock valued at $405,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. The total purchase price of $405,000 in connection with the assets acquired was impaired and was included as a impairment of intangible assets, in the consolidated statement of operations during the year ended December 31, 2023.

NOTE 5 –PROMISSORY NOTES

Promissory notes payable as of March 31, 2024 and December 31, 2023 consists of the following:

The Company has issued various promissory notes amounting to $59,837 for general operating purposes. The notes carry a various interest rates ranging from 8 -15% and are due on demand.

The Company received approval from the U.S. Small Business Administration to fund the Company’s request for a loan under the SBA’s Economic Injury Disaster Loan Program (EDILloan). In connection with the EDIL Loan, the Company has entered into the promissory note in principal amount of $46,000. The EDIL Loan is scheduled to mature on March 2052, has a 3.75% interest rate, and is subject to the terms and conditions applicable to all loans made pursuant to the EDIL loans as administered by the SBA.

During the three months ended March 31, 2024, the Company issued various promissory notes amounting to $32,605 for general operating purposes. The notes carry a interest rate of 10% and are due on demand. As of  March 31, 2024 and December 31, 2023, the Company had notes due to this noteholder amounting to $63,669 and $31,604, respectively.

During the three months ended March 31, 2024 and 2023, the Company recorded interest expense of $4,207 and $1,837, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has issued a promissory notes amounting to $7,000 for general operating purposes to a related party. The note carries a interest rate of 5% and was due on July 14, 2019.

As of March 31, 2024 and December 31, 2023, the Company had advances due to related parties of $80,680 and $80,680, respectively. The amounts due bears no interest and are due on demand.

As of March 31, 2024 and December 31, 2023, the Company had accounts payable and accrued liabilities due to related parties for services of $575,000 and $537,500, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 8 – STOCKHOLDERS’ EQUITY

As of March 31, 2024 and December 31, 2023, the Company had 1,499,338,835 and 1,499,338,835 shares of common stock issued and outstanding.

As of March 31, 2024 and December 31, 2023, the Company had 9,003,774 and 3,774 shares of Class A preferred stock issued and outstanding, respectively.

As of March 31, 2024 and December 31, 2023, the Company had 3,500,000 and 3,500,000 Class B preferred stock issued and outstanding, respectively.

NOTE 9 – SUBSEQUENT EVENTS

On May 16, 2024, the Company, Gopishetty, and Blackwell entered an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Purchase Agreement (“Original APA”) executed by and between the Company, Gopishetty, and Blackwell. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired pursuant to the terms and conditions of the Original APA once Gopishetty has cancelled, and returned to the Company’s treasury, the 9,000,000 restricted shares of the Company’s Series A Preferred Stock received per the terms of the Original APA.  Each of Company, Gopishetty, and Blackwell have made other representations as part of the Unwind Agreement.

Concurrently with the execution of the Unwind Agreement, on May 16, 2024, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), with Mr. Frank Gomez and Grupo FG SAS, which is the alter-ego of Mr. Gomez (the “Seller”). Grupo FG SAS does not currently conduct any business and was formed specifically to hold various proprietary Artificial Intelligence (“AI”) assets relating to that certain technology known as “Multidoc AI”. Multidoc AI is an artificial intelligence system that allows businesses and organizations to create their own AI assistants capable of resolving queries by extracting information from the universe of documents within the client company itself. Multidoc AI allows organizations to manage their own digital, scanned, or handwritten documents and when a queried, Multidoc AI not only resolves the request but also indicates from which paragraphs and documents it extracted the information to corroborate the answer accuracy (collectively, all assets held by Grupo FG and all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s operations are referred to as the “Acquired Assets”). The Company acquired the Acquired Assets in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement. The Shares convert at a ratio of 1-for-50, meaning each share of Series A Preferred Stock converts into 50 shares of Common Stock, and the Shares carry voting rights equal to 500 times the number of shares of Common Stock into which shares of Series A Preferred Stock is then convertible, thus giving Seller voting control of the Company.  Additionally, each of the Company and Seller made customary representations, warranties, covenants, and indemnities in connection with the Purchase Agreement.

On May 16, 2024, and in connection with the aforementioned Unwind Agreement, Charandeep Gopishetty resigned as Sole-Officer and Director of the Company. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Effective immediately upon the foregoing resignation, the Corporation appointed Mr. Frank Gomez (“Mr. Gomez”) to serve as Sole-Officer and Director of the Corporation to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Mr. Gomez accepted the appointments dated even herewith (the “Appointment Date”).

On August 5, 2024, the Company’s Board of Directors, receiving approximately 99.00% vote of the Company’s shareholders, approved the following: (i) corporate name change from Viratech Corp. to Neural base AI Ltd.;; (ii)  a change in the Company’s OTC trading symbol from VIRA to VIRA to NUAI, or if unavailable NBAI or NBBI (the “Corporate Symbol Change”); and, (iii) a Seven Thousand Five Hundred for 1 (7,500-for-1) Stock Split (“Reverse Split”) of the issued and outstanding shares of Common Stock of the Company. Whereby, every 7,500 shares of the Company’s common stock, issues and outstanding on the Record Date, automatically convert into 1 new share of common stock. The Company will retroactively show the effect of the stock split once approved by FINRA.

F-18

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Neuralbase AI Ltd. (FKA Viratech, Corp.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Neuralbase AI Ltd. as of December 31, 2023 and December 31, 2022, the related consolidated statements of operations, consolidated stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and December 31, 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole10, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

No matters identified in the audit were considered to be critical audit matters.

/s/ Beckles & Co

Beckles & Co. Inc. (PCAOB ID 7116)

We have served as the Company's auditor since 2024

West Palm Beach, FL

July 25, 2024

F-19

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

 CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	-	-
Total current assets	-	-

Other Assets
Intangible assets	-	-

Total assets	-	-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	1,650,728	1,500,350
Accounts payable and accrued liabilities - related party	612,500	537,500
Advances	127,650	127,650
Advances - Related party	80,680	80,680
Judgement payable	103,000	103,000
Notes payable - related party	7,000	7,000
Notes payable, current portion	79,771	48,167
Total current liabilities	2,661,329	2,404,347

Notes payable, net of current portion	46,000	46,000

Total liabilities	2,707,329	2,450,347

Stockholders' deficit
Preferred stock, $0.0001 par value, 480,000,000 shares authorized, 0 and 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively	-	-
Class A Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 9,003,774 and 3,774 shares issued and outstanding as of December 31, 2023 and 2022, respectively	900	-
Class B Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 3,500,000 and 3,500,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	350	350
Common stock, $0.0001 par value, 2,500,000,000 shares authorized, December 31, 2023 and 2022, respectively	149,934	149,934
Additional paid in capital	2,385,176	1,981,076
Accumulated deficit	(5,243,689)	(4,581,707)
Total stockholders' deficit	(2,707,329)	(2,450,347)

Total liabilities and stockholders' deficit	-	-

See accompanying notes to the consolidated financial statements

F-20

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2023	December 31, 2022

Revenue	$-	$-

Cost of goods sold	-	-

Gross profit	-	-

Operating expenses
General and administrative	247,709	586,318
Depreciation and amortization	-	61,410
Total operating expenses	247,709	647,728

Loss from operations	(247,709)	(647,728)

Other income (expenses)
Interest income	-	-
Interest expense	(9,273)	(17,352)
Impairment of intangible assets	(405,000)
Goodwill impairment	-	(308,816)
Total other income (expenses)	(414,273)	(326,168)

Net loss before tax provision	(661,982)	(973,896)
Tax provision	-	-
Net loss	$(661,982)	$(973,896)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	1,501,638,547	1,499,338,547

 See accompanying notes to the consolidated financial statements

F-21

NEURALBASE AI LTD. AND SUBSIDIARIE

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Class A Preferred Stock		Class B Preferred Stock		Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance, December 31, 2021	3,774	-	3,500,000	350	1,499,338,547	149,934	1,981,076	(3,607,811)	(1,476,451)
Net loss	-	-	-	-	-	-	-	(973,896)	(973,896)
Balance, December 31, 2022	3,774	-	3,500,000	350	1,499,338,547	149,934	1,981,076	(4,581,707)	(2,450,347)
Shares issued for asset purchase agreement	9,000,000	900	-	-	-	-	404,100	-	405,000
Net loss	-	-	-	-	-	-	-	(661,982)	(661,982)
Balance, December 31, 2023	9,003,774	900	3,500,000	350	1,499,338,547	149,934	2,385,176	(5,243,689)	(2,707,329)

 See accompanying notes to the consolidated financial statements

F-22

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2023	December 31, 2022
Cash Flows from Operating Activities
Net loss	$(661,982)	$(973,896)
Adjustments to reconcile net loss to net cash provided by operating activities:
Allowance on note receivable	-	82,250
Impairment of goodwill	-	308,815
Depreciation and amortization	-	61,410
Impairment of intangible assets	405,000	-
Changes in assets and liabilities
Inventory	-	17,500
Accrued interest receivable	-	282,628
Accounts payable and accrued liabilities	150,378	147,091
Accounts payable and accrued liabilities - related party	75,000	-
Lease liability	-	(31,570)
Net cash used in operating activities	(31,604)	(105,772)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-

Cash Flows from Financing Activities:

Advances	-	57,650
Advances - related party	-	32,000
Proceeds from notes payable	31,604	-
Repayments from notes payable	-	(2,500)
Net cash provided by (used in) financing activities	31,604	87,150

Net increase in cash	-	(18,622)

Cash, beginning of period	-	18,622

Cash, end of period	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Shares issued for asset purchase agreement	$405,000	$-

  See accompanying notes to the consolidated financial statements

F-23

NEURALBASE AI LTD. AND SUBSIDIARIES

(FKA VIRATECH CORP)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Neuralbase AI Ltd., formerly known as Viratech Corp., Imperia Entertainment, Soleil Film and Television, Inc. Ameridream Entertainment, Inc. and Mc Smoothie’s, Inc. (the Company) was incorporated under the laws of the state of California as Acquisition Solutions on March 21, 2000. It became a Nevada corporation on July 18, 2006.

The Company and it’s subsidiaries are targeting the multi-billion-dollar US market for golf, nutrition and lifestyle products. Specifically, the company is targeting the US golf market. Through its unique approach, the Company is positioned to participate in this massive market through its strategic and targeted line of products tailored for the golf and sports enthusiast. The Company is poised to bring innovation to the golfing market with creative performance nutrition products, golf balls, equipment, clothing, accessories and more. The Company is a platform to accelerate innovation for the golfing market and bring additional innovation, growth and technologically-advanced products to market. The Company plans on continuing to extend and deepen its product lines to include other progressive market segments through acquisitions and organic growth of existing product lines.

On March 7, 2023, the Company received notice of resignation from Mr. Henry Chang Manayan (“Mr. Manayan”) sole-officer and director of the Company (the “Resignation”), Mr. Manayan stated that his resignation was not the result of any disagreements between himself and the Company relating to the Company’s operations, policies, or practices. Effective immediately upon the resignation of Mr. Manayan, the Company appointed Mr. Charandeep Gopishetty (“Mr. Gopishetty”) to serve as President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director of the Company to serve until the next annual meeting of the Company or until his respective successor is duly appointed. Mr. Gopishetty accepted the appointments, effective as of March 7, 2023.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the year ended December 31, 2023, the Company incurred net losses of $661,982 and accumulated deficits of $5,243,689. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of  Neuralbase AI LTD. and its wholly owned subsidiaries Cambridge Golf, LLC, Body Symphony, LLC, and Medori, LLC. All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

F-24

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

The Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. The Company recognizes tax liabilities for uncertain tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of December 31, 2023 and 2022.

Income Taxes

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in depreciation methods of archived images, and property and equipment, stock-based and other compensation, and other accrued expenses. A valuation allowance is established when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S., or the various state jurisdictions, may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. Interest and penalties are included in tax expense.

F-25

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes. As of December 31, 2023 and 2022, the Company had no accrued interest or penalties related to uncertain tax positions.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of December 31, 2023 and 2022 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at December 31, 2023 and 2022.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

F-26

NOTE 4 – ASSET PURCHASE AGREEMENT

On March 8, 2023, the Company entered into an Asset Purchase Agreement pursuant to which Corporation acquired various assets from Seller in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock valued at $405,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. On May 16, 2024, the Company entered into an Unwind Agreement and Mutual Release, for the purpose of unwinding, and rendering void, the Purchase Agreement  As a result, the Company evaluated the assets and determined the value to be $0 as of December 31, 2024 and as such the total purchase price of $405,000 in connection with the assets acquired is included in impairment of intangible assets, in the Statement of Operations (See note 10).

NOTE 5 –PROMISSORY NOTES

Promissory notes payable as of December 31, 2023 and 2022 consists of the following:

December 31, 2023	December 31, 2022
$46,000	$46,000
5,000	5,000
5,000	5,000
28,500	28,500
9,667	9,667
12,439	-
4,495	-
3,000	-
8,670	-
3,000	-
$125,771	$94,167

F-27

The Company has issued various promissory notes amounting to $59,837 for general operating purposes. The notes carry a various interest rates ranging from 8 -15% are due on demand.

The Company received approval from the U.S. Small Business Administration to fund the Company’s request for a loan under the SBA’s Economic Injury Disaster Loan Program (EDILloan), In connection with the EDIL Loan, the Company has entered into the promissory note in principal amount of $46,000. The EDIL Loan is scheduled to mature on March 2052, has a 3.75% interest rate, and is subject to the terms and conditions applicable to all loans made pursuant to the EDIL loans as administered by the SBA.

During the year ended December 31, 2023, the Company issued various promissory notes amounting to $31,604 for general operating purposes. The notes carry an interest rate of  10% and are due on demand.

During the years ended December 31, 2023 and 2022, the Company recorded interest expense of $8,922 and $17,352 respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has issued a promissory note amounting to $7,000 for general operating purposes to a related party. The note carries a interest rate of 5% and was due on July 14, 2019.

As of December 31, 2023 and 2022, the Company had advances due to related parties of $80,680 and $80,680, respectively. The amounts due bears no interest and are due on demand.

As of December 31, 2023 and 2022 the Company had accounts payable and accrued liabilities due to related parties for services of $612,500 and $537,500, respectively.

NOTE 7 – INCOME TAXES

The Company follows ASC 740. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

As of December 31, 2023, the Company had net operating loss carryforwards that may be available to offset future taxable income. The utilization of these NOLs may become subject to limitations based on past and future changes in ownership of the Company pursuant to Internal Revenue Code Section 382.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2023 and 2022 the Company has no unrecognized uncertain tax positions, including interest and penalties

F-28

NOTE 8 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 9 – STOCKHOLDERS’ EQUITY

On March 8, 2023, the Company filed a Certificate of Amendment together with Amended & Restated Articles of Incorporation with the Secretary of State of the State of Nevada to consolidate and clarify the previously filed Articles of Incorporation, as amended. The Restated Articles include provisions amended the Company’s total authorized shared to Three Billion (3,000,000,000), consisting of (a) Two Billion Five Hundred Million (2,500,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and (b) Five Hundred Million (500,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), issuable in one or more Series as hereinafter provided. with the rights and preferences for such Preferred Stock being designated, from time to time, by the Company’s Board of Directors.

Further, the Restated Articles amended and restates the rights, preferences, and privileges of the Company’s previously designated Series A and Series B Preferred Stock. The Company is authorized to issue Ten Million (10,000,000) Series A Preferred Shared the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series A Preferred Shares and holders thereof, in part, are as follows: the Series A Preferred Stock ranks senior to all other classes of stock, is convertible at a ratio of 1:50, and votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 500.

Additionally, the Company is authorized to issue Ten Million (10,000,000) Series B Preferred Shares he designations, powers, preferences, rights, and restrictions granted or imposed upon the Series B Preferred Shares and holders thereof are, in part, as follows: the Series B Preferred Stock ranks junior to all other classes of Preferred Stock, is convertible at a ratio of 1:25, and votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 50.

As of December 31, 2023 and 2022, the Company had 1,499,338,835 and 1,499,338,835 shares of common stock issued and outstanding.

As of December 31, 2023 and 2022, the Company had 9,003,774 and 3,774 shares of Class A preferred stock issued and outstanding, respectively.

As of December 31, 2023 and 2022, the Company had 3,500,000 and 3,500,000 Class B preferred stock issued and outstanding, respectively.

On March 8, 2023, the Company issued 9,000,000 restricted shares of the Company’s Series A Preferred Stock valued at $405,000 for certain intangible assets (See Note 4).

NOTE 10 – SUBSEQUENT EVENTS

On March 8, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”) with Blackwell Properties, LLC, a Dubai limited liability company, (“Blackwell”) and Charandeep Gopishetty, an individual (“Gopishetty”) and the sole-officer, director, and shareholder of Blackwell (collectively, Blackwell and Gopishetty are hereinafter referred to as the “Seller”) pursuant to which Corporation acquired various assets from Seller in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement.

On May 16, 2024, the Company, Gopishetty, and Blackwell entered an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Purchase Agreement (“Original APA”) executed by and between the Company, Gopishetty, and Blackwell. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired pursuant to the terms and conditions of the Original APA once Gopishetty has cancelled, and returned to the Company’s treasury, the 9,000,000 restricted shares of the Company’s Series A Preferred Stock received per the terms of the Original APA.  Each of Company, Gopishetty, and Blackwell have made other representations as part of the Unwind Agreement.

Concurrently with the execution of the Unwind Agreement, on May 16, 2024, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), with Mr. Frank Gomez and Grupo FG SAS, which is the alter-ego of Mr. Gomez (the “Seller”). Grupo FG SAS does not currently conduct any business and was formed specifically to hold various proprietary Artificial Intelligence (“AI”) assets relating to that certain technology known as “Multidoc AI”. Multidoc AI is an artificial intelligence system that allows businesses and organizations to create their own AI assistants capable of resolving queries by extracting information from the universe of documents within the client company itself. Multidoc AI allows organizations to manage their own digital, scanned, or handwritten documents and when a queried, Multidoc AI not only resolves the request but also indicates from which paragraphs and documents it extracted the information to corroborate the answer accuracy (collectively, all assets held by Grupo FG and all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s operations are referred to as the “Acquired Assets”). The Company acquired the Acquired Assets in exchange for 9,000,000 restricted shares of the Company’s Series A Preferred Stock (the “Shares”) to be issued to Seller, or his assigns, concurrently with the closing of the Purchase Agreement. The Shares convert at a ratio of 1-for-50, meaning each share of Series A Preferred Stock converts into 50 shares of Common Stock, and the Shares carry voting rights equal to 500 times the number of shares of Common Stock into which shares of Series A Preferred Stock is then convertible, thus giving Seller voting control of the Company.  Additionally, each of the Company and Seller made customary representations, warranties, covenants, and indemnities in connection with the Purchase Agreement.

On May 16, 2024, and in connection with the aforementioned Unwind Agreement, Charandeep Gopishetty resigned as Sole-Officer and Director of the Company. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Effective immediately upon the foregoing resignation, the Corporation appointed Mr. Frank Gomez (“Mr. Gomez”) to serve as Sole-Officer and Director of the Corporation to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Mr. Gomez accepted the appointments dated even herewith (the “Appointment Date”).

F-29

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEURALBASE AI LTD.

Dated: August 21, 2024	/s/ Frank Gomez
Frank Gomez
President and Director
Principal Executive Officer
Principal Financial Officer
Principal Accounting Office

37

EXHIBIT INDEX

Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, not present in amounts sufficient to require submission of the schedule, or the required information is otherwise included in our financial statements and related notes.

(b) Exhibits: We have filed the follow documents as exhibits required by Item 601 of Regulation S-K (§229.601 of this chapter).

Exhibit No.	Document Description

3.1	Certificate of Amendment to the Company’s Articles of Incorporation, as amended*
3.2	Articles of Incorporation, as amended**
3.3	Bylaws**
10.1	Asset Purchase Agreement dated May 16, 2024*
23.1	Consent of Registered Independent Public Accounting Firm*

*Filed as an Exhibit to the Company’s Current Report on Form 8-K filed with the Commission on August 5, 2024
** Filed as Exhibits to the Company’s Registration Statement on Form 10-12G originally Filed with the Commission on July 26, 2024

38